UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TASTY BAKING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

TASTY BAKING COMPANY

2801 Hunting Park Avenue

Philadelphia, Pennsylvania 19129

April 5, 2007

Dear Shareholder:

It is our pleasure to invite you to Tasty Baking Company’s 2007 Annual Meeting of Shareholders. We will hold the meeting at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, on Thursday, May 10, 2007 at 11:00 a.m. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about Tasty Baking Company in addition to describing the business we will conduct at the meeting.

Thank you for your continued interest in Tasty Baking Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

James E. Ksansnak	Charles P. Pizzi
Chairman of the Board	President and Chief Executive Officer

TASTY BAKING COMPANY

2801 Hunting Park Avenue

Philadelphia, Pennsylvania 19129

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 10, 2007

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Tasty Baking Company will be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, on Thursday, May 10, 2007, at 11:00 a.m. The purpose of the meeting is to:

(1)	elect 3 Class III directors to hold office until the Annual Meeting of Shareholders in 2010, and until their successors are elected and qualified;

(2)	ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 29, 2007; and

(3)	transact any other business that may properly come before the meeting or any adjournment or adjournments thereof.

If you were a shareholder of record at the close of business on March 15, 2007, you may vote by proxy or in person at the annual meeting. Your vote is important, regardless of the number of shares you own. Whether you plan to attend the annual meeting or not, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD and mail it in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.

If you wish to attend the annual meeting, you will need to present your admission ticket at the door. Your admission ticket is printed on the back cover of this proxy statement along with directions to the meeting location.

BY ORDER OF THE BOARD OF DIRECTORS

Laurence Weilheimer Senior Vice President, General Counsel and Corporate Secretary

April 5, 2007

Philadelphia, Pennsylvania

PLEASE SIGN, MARK, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ADDRESSED REPLY ENVELOPE WHICH IS FURNISHED FOR YOUR CONVENIENCE. THIS ENVELOPE NEEDS NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

TASTY BAKING COMPANY

2801 Hunting Park Avenue

Philadelphia, Pennsylvania 19129

215-221-8500

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 10, 2007

The Board of Directors of Tasty Baking Company (“Tasty”) is providing the enclosed proxy materials to you in connection with its solicitation of proxies to be voted at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) and any adjournment, postponement or continuation of the Annual Meeting. The Annual Meeting will be held at 11:00 a.m. on Thursday, May 10, 2007, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102. When Tasty asks for your proxy, it must provide you with a proxy statement that contains certain information specified by law.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did you send me this proxy statement?

Tasty sent you this proxy statement and the enclosed proxy card because you are a Tasty shareholder and Tasty’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information about the issues to be voted upon at the meeting.

This proxy statement is being mailed on or about April 5, 2007 to all shareholders of record at the close of business on March 15, 2007. On this record date, there were 8,263,261 shares of Tasty common stock outstanding and entitled to vote.

The expense of this solicitation, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy and Proxy Statement, will be borne by Tasty. In addition to the solicitation of proxies by use of the mails, some of the officers and regular employees of Tasty, without extra remuneration, may solicit proxies personally, by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy materials to their principals, and Tasty will reimburse them for their expenses in forwarding these materials.

How many votes do I have?

Each share of Tasty common stock that you own entitles you to one vote, except that cumulative voting rights may be exercised with respect to the election of directors.

What is cumulative voting?

Cumulative voting means that you may multiply the number of shares you are entitled to vote by the total number of directors to be elected (3) to determine the total number of votes you may cast for the election of directors. You may then distribute the total number of votes among one or more nominees in the proportion you desire. For example, if the election is for 3 directors and you hold 500 shares, you could choose to vote all 1,500 votes for one nominee, 1,000 for one nominee and 250 each for two other nominees, or otherwise divide your votes in any other manner you desire.

The proxies will have the discretionary authority to vote cumulatively and to distribute votes among the nominees so as to assure the election of the nominees to the Board of Directors, except for nominees as to whom a shareholder withholds authority to vote and except where a shareholder has directed that votes be cast cumulatively by specific instructions to the proxies.

How do I vote?

You can vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. When a proxy is returned properly, the shares represented by the proxy will be voted in accordance with your instructions. You are urged to specify your choice by marking the appropriate boxes on the enclosed proxy card. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the proxies listed on the proxy card.

You may also come to the Annual Meeting and cast your vote there. Please bring the admission ticket that can be found on the back cover of this proxy statement. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 15, 2007, the record date for voting, and that you have a right to vote your shares.

May I revoke my vote after I have sent in my proxy?

You may revoke your proxy after it has been submitted by notifying the Corporate Secretary in writing at Tasty’s principal executive offices or in open meeting any time before it is voted.

How will my vote be counted?

Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast on such matters. Under the Pennsylvania Business Corporation Law of 1988, as amended, and Tasty’s By-Laws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter constitutes a quorum to take action at a shareholders’ meeting. Shares which are present, or represented by a proxy, will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on a matter (“Abstentions”) or whether a broker or nominee holding shares for a beneficial owner does not vote on a matter because the beneficial owner has not provided voting instructions and the broker does not have discretionary authority to vote shares on the matter (“Broker Non-Votes”).

What vote is required to pass the proposals?

Election of Directors (Proposal 1) - The 3 director nominees receiving the highest number of votes cast (up to number to be elected) will be elected.

Other Proposals (including Proposal 2) - For any other proposal, the affirmative vote of at least a majority of the votes cast on the proposal by all shareholders entitled to vote thereon is required to approve the proposal, unless a proposal other than Proposal 2 is properly presented at the Annual Meeting which requires a different vote pursuant to applicable law or Tasty’s Articles of Incorporation or By-Laws.

For purposes of determining the number of votes cast at the Annual Meeting, only those votes cast “FOR,” “AGAINST” or, in the case of the election of directors, “WITHHOLD,” will be counted in determining whether a proposal is approved or a director is elected. Abstentions and Broker Non-Votes will not be counted as votes cast and, as a consequence, Abstentions and Broker Non-Votes will have no effect on the adoption of a proposal or the election of a director.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, 3 persons will be elected to the Board of Directors as Class III directors to serve for 3 years until the Annual Meeting of Shareholders in 2010, and until their successors are elected and qualified. Tasty’s Articles of Incorporation and By-Laws, as amended, provide for 3 classes of directors with staggered terms of 3 years each. Mr. Fred C. Aldridge, Jr. has announced that he will retire following the Annual Meeting, and the Board has appointed Mark T. Timbie to serve as a director effective April 15, 2007. As of April 15, 2007, the full Board will consist of 10 directors with Class I having 4 directors and Classes II and III each having 3 directors. Following the Annual Meeting, the full Board will consist of 9 directors and each class will have 3 directors. The terms of each class end at successive annual meetings so that the shareholders elect one class of directors at each annual meeting of shareholders.

Listed below are the nominees for the Board of Directors, as well as the remaining directors of Tasty. Management has no reason to believe that any of the 3 nominees for election named below will be unable to serve. If any of the 3 nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies.

Nominees for Election — Class III (Term Expires at Annual Meeting in 2010):

Mark G. Conish (age 54) – Mr. Conish has served as a director of Tasty since March 2006. Since December 2004, Mr. Conish has served as Vice President of Global Operations of Church & Dwight Co. Inc., manufacturer of the Arm & Hammer line. From July 1999 to December 2004, Mr. Conish served as Church & Dwight’s Vice President of Operations.

Judith M. von Seldeneck (age 66) – Ms. von Seldeneck has served as a director of Tasty since July 1991. She is the Chairman and Chief Executive Officer of Diversified Search, Inc., a generalist executive search firm. Ms. von Seldeneck is also a director of Citizens Bank of Pennsylvania, Citizens Bank, N.A., Charter One Bank, N.A., Teleflex Incorporated, Caron Foundation, the Hyde School and the Greater Philadelphia Chamber of Commerce; and Chair of the National Association of Corporate Directors, Philadelphia Chapter.

David J. West (age 44) – Mr. West has served as a director of Tasty since December 2003. In January 2007, Mr. West was appointed Executive Vice President, Chief Operating Officer, of The Hershey Company. Mr. West also continues to hold the position of Chief Financial Officer of The Hershey Company, a position he has held since January 2005. From December 2002 to December 2004, Mr. West served as Senior Vice President, Chief Customer Officer of The Hershey Company. From June 2001 to December 2002, Mr. West served as The Hershey Company’s Senior Vice President, Business Planning and Development. Prior to joining The Hershey Company, Mr. West was employed by Kraft Foods Inc. as Senior Vice President, Finance from December 2000 to June 2001, and by Nabisco, Inc. as Senior Vice President and Chief Financial Officer, Biscuit and Snacks Group, from November 1999 to December 2000.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

Other Directors:

Directors — Class I (Term Expires at Annual Meeting in 2008):

Fred C. Aldridge, Jr. (age 73) – Mr. Aldridge has served as a director of Tasty since April 1981. He retired as a partner from the Philadelphia law firm of Stradley, Ronon, Stevens & Young, LLP, counsel to

Tasty, on December 31, 1997. Mr. Aldridge continues to practice law and is also the President of The Grace S. and W. Linton Nelson Foundation, a charitable foundation. Pursuant to the Corporate Governance Guidelines, the Board of Directors waived the retirement guideline for Mr. Aldridge who became 72 years of age prior to the 2005 Annual Meeting of Shareholders. Mr. Aldridge announced that he will retire following the Annual Meeting of Shareholders on May 10, 2007.

James C. Hellauer (age 68) – Mr. Hellauer has served as a director of Tasty since May 2005. From 1999 until his retirement in January 2007, Mr. Hellauer served as the Executive Director of The Colmen Group, a consulting company which provides management services to middle market companies. Mr. Hellauer is also a director of PMA Capital Corporation, a property and casualty insurance holding company, and East River Bank in Philadelphia, Pennsylvania.

James E. Nevels (age 55) – Mr. Nevels has served as a director of Tasty since May 2005. Mr. Nevels serves as the Chairman of The Swarthmore Group, an independent registered investment advisory firm, which he founded in 1991. In December 2001, Mr. Nevels was appointed as Chairman of the Philadelphia School Reform Commission which has been charged with overseeing the turnaround of the Philadelphia School System. In addition, Mr. Nevels was appointed by the President of the United States to the Advisory Committee to the Pension Benefit Guaranty Corporation and served a three year term, 2004-2007. He currently serves as a member of the Board of Berea College; the Board of Trustees of Saint Joseph’s University; the Board of Directors and Treasurer of the Association of Governing Boards of Universities and Colleges; the Board of Visitors of Temple University-Fox School of Business and Management; and the Board of Overseers of the University of Pennsylvania Law School. Mr. Nevels is also a Member of Council and Treasurer of The Pennsylvania Society and a Member of the Board of Trustees of the Gettysburg Foundation. He is also a Member of the Board, Pro Football Hall of Fame; Member of the Board, Hershey Trust Company and Board Member, Milton Hershey School.

Mark T. Timbie (age 52) – Mr. Timbie was appointed to serve as a director of Tasty effective April 15, 2007. Since January 2007, Mr. Timbie has served as President – North American Consumer Foods of McCormick & Company, Incorporated. Since 1996, Mr. Timbie has served in a variety of positions at McCormick & Company, Incorporated including President – International Consumer Products Group from January 2004 to December 2006; President of McCormick Canada from January 2001 to December 2003; Vice President & General Manager for Perimeter Products and Consumer Marketing during 2000 and Vice President for Sales & Marketing for the McCormick/Schilling Division from 1996 until 2000. Prior to joining McCormick & Company, Incorporated, Mr. Timbie was Senior Vice President for Sales and Marketing for Tetley Incorporated.

Directors — Class II (Term Expires at Annual Meeting in 2009):

Ronald J. Kozich (age 67) – Mr. Kozich has served as a director of Tasty since December 2000. Mr. Kozich retired as a partner from Ernst & Young LLP on September 30, 1999. Prior to his retirement, he was the managing partner of Ernst & Young LLP, Philadelphia. Mr. Kozich is a member of the Board of Directors of CDI Corporation, a professional services company that offers high-value engineering, IT and professional staffing solutions, and the Board of Managers of IPR International, LLC, an outsourced data back up provider.

James E. Ksansnak (age 67) – Mr. Ksansnak has served as a director of Tasty and Chairman of the Board of Directors since May 2003. Mr. Ksansnak is a director of ARAMARK Corporation and was Vice Chairman of ARAMARK from May 1997 until February 2001. Prior to May 1997, he was Executive Vice President and Chief Financial Officer of ARAMARK. He is also a director of CSS Industries, Inc.

Charles P. Pizzi (age 56) – Mr. Pizzi has served as a director, President and Chief Executive Officer of Tasty since October 2002. Prior to joining Tasty, Mr. Pizzi served as President and Chief Executive Officer of the Greater Philadelphia Chamber of Commerce from April 1989 until October 2002. He serves on the Board of

Directors for Independence Blue Cross; the Philadelphia Stock Exchange and Federal Reserve Bank of Philadelphia; and the Board of Trustees for Brandywine Realty Trust.

CORPORATE GOVERNANCE

Code of Business Conduct

Each of Tasty’s directors, officers and employees are required to comply with its Code of Business Conduct. The Code of Business Conduct sets forth policies covering a broad range of subjects and requires strict adherence to laws and regulations applicable to Tasty’s business. The Code of Business Conduct is available on Tasty’s website at www.tastykake.com, under the “Our Company, Investor Relations, Corporate Governance” headings. A copy of Tasty’s Code of Business Conduct may also be obtained, without charge, by any shareholder upon written request directed to the Corporate Secretary of Tasty at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129. Tasty will post to its website any amendments to the Code of Business Conduct, or waiver from its provisions for principal executive officers or directors, under the “Our Company, Investor Relations, Corporate Governance” headings.

Corporate Governance Guidelines

The Board of Directors has adopted the Tasty Baking Company Corporate Governance Guidelines which outline:

•	the responsibilities of the Board of Directors;

•	director selection criteria and procedures;

•	board composition criteria; and

•	various policies and procedures designed to ensure effective governance.

These Guidelines are reviewed annually by the Nominating and Corporate Governance Committee to determine effective compliance and implementation and may be revised from time to time. The Corporate Governance Guidelines are available on Tasty’s website at www.tastykake.com, under the “Our Company, Investor Relations, Corporate Governance” headings, or upon written request directed to the Corporate Secretary of Tasty at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

Director Independence

The Board has established guidelines to assist it in determining director independence, which guidelines conform to the independence requirements under the listing standards of the NASDAQ stock market (“NASDAQ Listing Standards”). These guidelines are available on Tasty’s website at www.tastykake.com, under the “Our Company, Investor Relations, Corporate Governance” headings. The Board has determined that, except for Charles P. Pizzi, President and Chief Executive Officer of Tasty, each of the directors, including those up for re-election at the 2007 Annual Meeting of Shareholders, are independent under these NASDAQ Listing Standards. This determination is based upon the Board’s opinion that none of the independent directors has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Notwithstanding this determination required of the Board, the NASDAQ Listing Standards, as in effect at the time of the Board’s determination, also prohibit a finding of director independence if certain relationships exist, such as:

•

the director accepted any compensation from Tasty in excess of $60,000 during any period of 12 consecutive months within the prior 3 years, other than (i) compensation for board or committee service, and (ii) benefits under a tax-qualified retirement plan, or non-discretionary compensation; or

•

a director who is a partner in, or a controlling shareholder or an executive officer of, any organization to which Tasty made, or from which Tasty received, payments for property or services in the current or any of the past 3 fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more.

In the course of the Board’s determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements between the director and Tasty as required by the NASDAQ Listing Standards, all of which were determined to be immaterial and below the NASDAQ Listing Standards as follows:

•	Mr. Aldridge: He resigned as counsel to Tasty in February 2003 and has had no business relationship with Tasty (other than serving as a director) during 2004, 2005 and 2006;

•

Mr. Hellauer: (1) He has not provided consulting services to Tasty since 2004, which is prior to his becoming a director in 2005, and (2) the total payments for consulting services for 2004 was below $60,000;

•	Mr. Kozich: The annual amount of sales to Tasty by a company where he serves as a director was below 5% of that company’s annual gross revenues in each of the last 3 years;

•	Mr. Ksansnak: The annual amount of purchases from Tasty made by a company where he serves as a director was below 5% of Tasty’s annual gross revenues in each of the last 3 years; and

•

Ms. von Seldeneck: (1) She serves as a director of a financial institution that is one of the financial institutions providing credit to Tasty, and (2) Tasty’s loans from this financial institution are below 1% of the financial institutions total assets and the interest from the loans represent less than 5% of the financial institution’s annual gross revenues in each of the last 3 years.

Procedures for Related Party Transactions

While Tasty does not have a formal, written policy solely for the review and approval of transactions with related parties, the charter for its Audit Committee, its Code of Business Conduct and applicable NASDAQ Listing Standards provide guidelines for reviewing and handling these transactions. Pursuant to the requirements set forth in the applicable NASDAQ Listing Standards and as set forth in the charter of Tasty’s Audit Committee, the Audit Committee is responsible for reviewing all related party transactions (as defined in the NASDAQ Listing Standards) for potential conflict of interest situations and for approving such related party transactions. Under Tasty’s Code of Business Conduct, all directors and executive officers are required to fully disclose to the Chairman of the Audit Committee or its General Counsel, any potential conflict of interest prior to accepting any position or entering into or commencing any such transaction. Before approving any related party transaction, the Audit Committee takes into account all relevant facts and circumstances that it deems appropriate, including the risks, costs and benefits to Tasty, the terms of the transaction, the availability of other sources for comparable services or products, and if applicable, the impact on a director’s independence. The Audit Committee will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, Tasty’s best interests and applicable law, as the Audit Committee determines in the good faith exercise of its discretion.

Executive Sessions

The Board of Directors meets at least twice annually in an executive session of the independent directors of the Board. Mr. Ksansnak, the independent Chairman of the Board, presides over the executive sessions of the independent directors.

Nomination Process and Qualifications for Director Nominees

The Nominating and Corporate Governance Committee has established certain procedures and criteria for the selection of nominees for election to the Board of Directors. The Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. Nominees should satisfy at a minimum the following criteria in order to qualify for consideration to serve on the Board of Directors:

•	possess the highest personal and professional ethics, integrity and judgment;

•	have the ability and willingness to commit the necessary time and energy to prepare for, attend and participate in the meetings of the Board and one or more of its standing committees;

•	have relevant background and experience that complement the background and experience of the other directors;

•

have a proven record of competence and accomplishment through demonstrated leadership in a profession, business, education or government service as a director, chief executive officer or senior management executive, including financial, accounting, legal, sales, marketing, supply chain and other relevant experience, that will enhance the perspective and effectiveness of the Board, including perspectives resulting from diversity in the experience and background of such nominee;

•	be a shareholder or be willing to become a shareholder of Tasty; and

•

have the willingness and ability to represent the interests of all shareholders rather than any special interest or constituency while keeping in perspective the interests of Tasty’s employees, customers, local communities and other constituencies.

If nominations are required for election at an annual meeting of shareholders, the Committee will first consider the nomination of the current directors whose terms are expiring, including their past performance on the Board along with the criteria set forth above, in determining whether to nominate them for re-election. In connection with nominations for elections at annual meetings of shareholders or to fill vacancies in the Board at special or annual meetings of shareholders, the Committee may solicit the current members of the Board for the names of potentially qualified candidates. In addition, the Committee may ask the directors to pursue their own business contacts for the names of potentially qualified candidates. The Committee may also retain director search firms as it determines necessary in its own discretion.

The Committee will also consider director candidates recommended by shareholders in the same manner in which the Committee would evaluate director nominees recommended through the process described above; provided that the following requirements are met:

•	the shareholder provides documentation evidencing his or her ownership interest in Tasty;

•	the recommended individual meets the criteria set forth above;

•	the shareholder nomination provides at a minimum the following comprehensive written information relating to the recommended individual:

¡

business experience and background, including but not limited to, his or her complete name, age, address, principal occupation, directorships, positions and offices held, name and principal business of any corporation or other organization in which such positions were held;

¡	affiliation with Tasty;

¡

family relationships with any director, executive officer or other nominee, and any arrangements or understandings between him or her and any other person pursuant to which he or she was recommended as a nominee for director;

¡	additional written information regarding any legal proceedings in the preceding five years in which the recommended individual was involved as required in Regulation S-K, Item 401(f); and

¡	a written consent executed by the recommended individual stating that he or she desires to be considered as a nominee and, if elected, that he or she will serve as a director; and

•

all shareholder nominations to be considered by the Committee must be received by the Corporate Secretary of Tasty between 90 and 120 days prior to the first anniversary of the mailing date of the prior year’s proxy statement for Tasty’s annual meeting of shareholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting of shareholders is moved by more than 30 days from the anniversary date of the preceding annual meeting, then notice must be given not later than the close of business on the 10th day following the date on which Tasty first publicly announces the date of such annual meeting. In no event shall the adjournment of an annual meeting commence a new time period for the giving of shareholders’ notice as described above.

The Committee will consider the director candidates derived from the foregoing process and make its recommendations to the full Board of Directors for approval.

Communicating with Directors

Shareholders who wish to communicate with the Board of Directors, the non-management directors or an individual director may do so by sending a letter to the Corporate Secretary of Tasty at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication.” The Corporate Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of Tasty, or are otherwise inappropriate. All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all or individual members of the Board. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

During the fiscal year ended December 30, 2006, 8 meetings of the Board of Directors were held. In addition, an aggregate of 21 meetings of the committees of the Board of Directors were held in that period. During 2006, each incumbent director attended over 90% of the regularly scheduled and special meetings of the Board and its committees on which he or she served. While Tasty does not have a formal, written attendance policy requiring directors to attend the annual meeting of shareholders, the Board of Directors strongly encourages all directors to attend the annual meeting. All Tasty directors attended the 2006 Annual Meeting of Shareholders.

Committees of the Board

The Board has 4 standing committees. Each committee operates pursuant to a charter approved by the Board of Directors, copies of which are available on Tasty’s website at www.tastykake.com, under the “Our

Company, Corporate Governance” headings, or upon written request directed to the Corporate Secretary of Tasty at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

Audit Committee:

Members: Mr. Kozich (Chair); Mr. Aldridge, Jr.; Mr. Hellauer; and Mr. Ksansnak

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Board of Directors has determined that each member of the Audit Committee is “independent” and financially literate as required by the applicable NASDAQ Listing Standards. In addition, the Board of Directors has determined that Ronald J. Kozich is an “audit committee financial expert” within the meaning stipulated by the Securities and Exchange Commission. During fiscal year 2006, the Audit Committee held 9 meetings.

The Audit Committee’s responsibilities are discussed in detail in the charter, which include, among other duties, the responsibility to:

•	oversee the integrity of the financial statements and the performance of the internal audit function;

•	select, retain or terminate the independent registered public accounting firm;

•	review and discuss with the independent registered public accounting firm and financial management the scope of the audit;

•

hold meetings periodically with the independent registered public accounting firm, the internal audit function and management to review and consider the adequacy and effectiveness of financial reporting, internal controls and risk assessment;

•	review consolidated financial statements and disclosures and critical accounting policies and practices;

•	review and approve all related party transactions;

•	oversee compliance with legal and regulatory requirements and Tasty’s Code of Business Conduct; and

•	evaluate the qualification, performance and independence of the independent registered public accounting firm.

Nominating and Corporate Governance Committee:

Members: Mr. Aldridge, Jr. (Chair); Mr. Ksansnak; Mr. Nevels; and Mr. West

During fiscal year 2006, the Nominating and Corporate Governance Committee held 4 meetings. Each member of the Nominating and Corporate Governance Committee is “independent” as affirmatively determined by the Board of Directors pursuant to the applicable NASDAQ Listing Standards. The Nominating and Corporate Governance Committee’s responsibilities are discussed in detail in the charter, which include, among other duties, the responsibility to:

•	establish selection criteria and qualifications for new directors;

•	identify, consider and recommend to the Board candidates to fill vacancies on the Board or stand for election to the Board at the next meeting of shareholders;

•	recommend to the Board directors to serve on each Board committee;

•	review the size, structure, function and needs of the Board and its committees; and

•	develop, recommend and assess the Corporate Governance Guidelines.

Strategic Planning Committee:

Members: Mr. West (Chair); Mr. Conish; Mr. Hellauer; Mr. Ksansnak; Mr. Pizzi; and Ms. von Seldeneck

During fiscal year 2006, the Strategic Planning Committee held 2 meetings. The Strategic Planning Committee’s responsibilities are discussed in detail in the charter, which include, among other duties, the responsibility to:

•	review and recommend to the Board the strategic planning process, long-range objectives and strategic plan for Tasty;

•	meet with management at least annually to review its strategic planning process and its long-range financial and strategic plan; and

•	review and advise the Board regarding strategic business issues, including acquisitions, mergers, divestitures, financing, capital structure and dividend policy.

Compensation Committee:

Members: Ms. von Seldeneck (Chair); Mr. Kozich; Mr. Ksansnak; and Mr. Nevels

During fiscal year 2006, the Compensation Committee held 6 meetings. The Compensation Committee is composed entirely of “outside directors” within the meaning of the regulations of Section 162(m) of the Internal Revenue Code of 1986, as amended, “non-employee directors” under SEC Rule 16b-3 and “independent” directors as affirmatively determined by the Board of Directors pursuant to the applicable NASDAQ Listing Standards.

The Compensation Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:

•	review and recommend to the Board the base salary, incentive compensation and any other compensation for Tasty’s executive officers;

•	evaluate the CEO’s performance;

•	review and recommend to the Board compensation, equity-based plans and benefit programs for non-employee directors;

•	monitor Tasty’s cash bonus and equity based compensation plans, retirement and welfare plans and discharge the duties imposed on the Compensation Committee by the terms of those plans; and

•	perform other functions or duties deemed appropriate by the Board.

Compensation decisions for the Chief Executive Officer and all other executive officers are reviewed and approved by the Compensation Committee, subject to ratification by the Board of Directors. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to a subcommittee under its charter. The Compensation Committee relies upon Tasty’s executive officers and outside compensation consultants in order to assist the Compensation Committee in performing its duties.

The Compensation Committee has authority under its charter to retain, approve fees for and terminate consulting firms, independent counsel or other advisors. In this regard, the Compensation Committee has retained Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”), a nationally recognized compensation consulting firm, to assist it in making compensation decisions. In addition to providing competitive information on all elements of executive compensation from a compensation survey, Towers Perrin also offers the Compensation Committee with alternatives to consider when making compensation decisions.

With regard to the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee will review and consider the recommendation of Tasty’s Chief Executive Officer as to the form and amount of compensation. The Chief Executive Officer generally obtains the assistance of Tasty management and Towers Perrin in formulating these recommendations.

With regard to director compensation, in 2006 the Compensation Committee retained Towers Perrin to review Tasty’s director compensation and to provide the Compensation Committee with information regarding director compensation at comparable companies in order to identify market practice.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of Tasty management. The Chair will generally coordinate with management and/or Towers Perrin prior to meetings to obtain their assistance as described above, including the preparation and distribution of materials for review by the members of the Compensation Committee. At meetings of the Compensation Committee, the Compensation Committee usually conducts a portion of the meeting in executive session. The Compensation Committee’s Chair reports the Compensation Committee’s recommendations on executive compensation to the Board.

Compensation Committee Interlocks and Insider Participation

Ms. von Seldeneck and Messrs. Kozich, Ksansnak and Nevels served on the Compensation Committee during 2006. None of them are current or former officers or employees of Tasty and no “compensation committee interlocks” (as these relationships are described in Item 407(e)(4)(iii) of the SEC’s Regulation S-K) existed during 2006.

COMPENSATION OF DIRECTORS

The Compensation Committee is responsible for reviewing and recommending to the Board compensation, equity-based plans and benefit programs for the non-employee directors. A director who is a Tasty employee does not receive payment for his services as a director. During fiscal year 2006, Tasty paid:

•	$1,000 for each Board and committee meeting attended by a non-officer director;

•	an annual retainer fee of $15,000 to non-officer directors and the additional annual retainer fees set forth below;

•	$5,000 for the independent Chairman of the Board;

•	$4,000 for the Chair of the Audit Committee; and

•	$2,500 for the Chair of the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee.

The following table discloses the actual compensation paid to or earned by each director in fiscal year 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)		Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
J.E. Ksansnak	$49,000	$—		$12,530		—	$61,530
F.C. Aldridge, Jr.	38,500	—		0	(1)	—	38,500
M.G. Conish	18,250	2,292	(2)	7,142		—	27,684
J.C. Hellauer	35,000	—		11,597		—	46,597
R.J. Kozich	43,000	—		8,415		—	51,415
J.E. Nevels	33,000	—		8,028		—	41,028
J.M. von Seldeneck	33,500	—		970		—	34,470
D.J. West	29,500	—		3,631		—	33,131

(1)	The actual Change in Pension Value for Mr. Aldridge, Jr. was a decrease in value of $7,128.

(2)	Upon his appointment to the Board on March 24, 2006, Mr. Conish was granted 2,000 restricted shares of Tasty’s common stock with a Grant Date of March 24, 2006. These restricted shares will vest and become nonforfeitable on the fifth anniversary of the Grant Date provided Mr. Conish remains a director. The amount reported above ($2,292) represents the amount recognized by Tasty for financial statement reporting purposes under FAS 123(R) for the fiscal year ended December 30, 2006. Assumptions used in the calculation of this amount are included in Note 11 to Tasty’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 30, 2006. The grant date fair value of these restricted shares computed in accordance with FAS 123(R) was $15,280.

(3)	Upon his appointment to the Board effective April 15, 2007, Mr. Timbie will be granted 2,000 restricted shares of Tasty common stock with a Grant Date of April 15, 2007, which will vest and become nonforfeitable on the fifth anniversary of the Grant Date provided Mr. Timbie remains a director. Except for Messrs. Conish and Timbie, no other director has an award of restricted shares outstanding. At the end of fiscal year 2006, the aggregate number of shares of common stock underlying outstanding option awards to Tasty’s directors was: Mr. Ksansnak - 15,000; Mr. Aldridge - 43,921; Mr. Hellauer - 5,000; Mr. Kozich - 10,000; Mr. Nevels - 5,000; Ms. von Seldeneck - 23,875 and Mr. West - 5,000.

During 2006 and for a number of years prior to 2006, Tasty maintained a Retirement Plan for Directors (the “Retirement Plan”) that provided that non-officer directors who ceased to be directors and who reached age 65 with five or more years of service on the Board of Directors were entitled to receive an annual retirement benefit equal to the amount of the annual retainer fee in effect on the date the director ceases to be a director (but not less than $16,000 for directors serving on December 31, 1993). Under the terms of the Retirement Plan, retired directors receive this benefit in equal monthly installments until the earlier of the death of the retired director or for the number of years of credited service of such director as a member of the Board of Directors of Tasty.

In connection with the Retirement Plan, Tasty entered into a Trust Agreement with Wachovia Bank, N.A. for the benefit of directors. Under this Trust Agreement, in the event of a change in control of Tasty, Tasty is obligated to deposit sufficient funds with the Trustee to enable it to purchase annuity contracts to fund the directors’ retirement benefits. Effective as of January 1, 2007, SEI Trust Company succeeded Wachovia Bank, N.A., as trustee under the Trust Agreement for the Retirement Plan.

Effective February 15, 2007, benefit accruals under the Retirement Plan were frozen for current directors and future directors were precluded from participating in the Retirement Plan. Participants are credited for service under the Retirement Plan after February 15, 2007, solely for vesting purposes. On February 15, 2007, the Board of Directors approved a Deferred Stock Unit (“DSU”) Plan. The DSU Plan provides that for each fiscal quarter, Tasty will credit DSUs to the director’s account equivalent in value to $4,000 on the last day of such quarter, provided that he or she is a director on the last day of such quarter. The number of DSUs that are credited for the quarter shall be determined by dividing $4,000 by the per share closing price of shares of Tasty’s common stock on the last business day of the quarter. The DSU Plan also provides that a director’s account will be credited with dividend equivalents on each date that Tasty pays dividends on its shares of common stock, which means that a director will receive additional DSUs equivalent in value to the dividends that would have been paid on shares equal to the number of DSUs credited to the director’s account immediately prior to the record date of the dividends. Directors will be entitled to be paid in shares upon termination of Board service provided the director has at least five (5) years of continuous service on the Board. The shares may be paid out in a lump sum or, at the director’s election, over a period of five (5) years.

EXECUTIVE OFFICERS

Executive Officers (Not Also a Director):

Autumn R. Bayles (age 36) – Ms. Bayles was appointed Senior Vice President, Strategic Operations and Technology in July 2006. Ms. Bayles joined Tasty in August 1, 2003 as Chief Information Officer. Prior to joining Tasty, Ms. Bayles was Managing Principal Consultant for IBM Business Consulting Services, a division of IBM, from October 2002 to August 2003; Managing Principal Consultant for PwC Consulting, a division of PricewaterhouseCoopers LLP, from November 2001 to October 2002 when IBM Business Consulting Services acquired PwC Consulting; Director of Consulting at Destiny Websolutions from March 2001 to October 2001; Technology Management Consultant at Safeguard Scientifics, Inc. from March 2000 to March 2001; and various consultant positions, including Staff Consultant, Senior Consultant, Managing Consultant, Senior Management Consultant and Principal Consultant, at PwC Consulting from 1992 to March 2000.

Robert V. Brown (age 47) – Mr. Brown rejoined Tasty in February 2003 as Director, Route Sales, and was appointed Vice President, Route Sales in August 2003. Prior to joining Tasty, Mr. Brown was District Sales Manager for Lance, Inc. from January 2002 to February 2003. Mr. Brown was previously employed by Tasty from 1984 to December 2001 and served as Director, Route Sales, from 1993 to 2001.

David S. Marberger (age 42) – Mr. Marberger was appointed Executive Vice President and Chief Financial Officer in July 2006. Previously, Mr. Marberger was Senior Vice President and Chief Financial Officer. Prior to joining Tasty in February 2003, Mr. Marberger was employed by Campbell Soup Company as Vice President, Finance, Food and Beverage Division, from September 2001 until February 2003; Vice President, Finance, Away from Home Division, from August 2000 until September 2001; Finance Director, U.S. Soup Division, from August 1999 until August 2000 and Worldwide Audit Director from April 1998 until August 1999.

Christopher J. Rahey (age 52) – Mr. Rahey was appointed Vice President, Direct Sales, in May 2004. Prior to joining Tasty, Mr. Rahey was Vice President, Sales, Northeast for Meyer’s Baking Company from May 2002 to May 2004; and Vice President of Sales for George Weston Bakeries from 1995 to 2002.

David A. Vidovich (age 42) – Mr. Vidovich joined Tasty in February 2006 as Vice President, Human Resources, and was appointed Vice President, Human Resources and Labor Relations in July 2006. Prior to joining Tasty, Mr. Vidovich was Vice President, Human Resources for Philadelphia Newspapers, Inc. from September 2004 to February 2006 and was Director of Labor Relations for Philadelphia Newspapers, Inc. from January 2001 to September 2004.

Laurence Weilheimer (age 44) – Mr. Weilheimer joined Tasty in April 2006 as General Counsel, and was appointed Senior Vice President, General Counsel and Corporate Secretary in February 2007. Prior to joining Tasty, Mr. Weilheimer was Corporate Counsel – Business Development at the global management consulting firm of Towers, Perrin, Forster & Crosby, Inc. from January 1997 to April 2006, and was associated with the law firm of Wolf, Block, Schorr and Solis-Cohen from September 1990 to January 1997.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee is responsible for evaluating and approving compensation for Tasty’s executive officers, subject to ratification by the Board of Directors. The individuals who served in 2006 as Chief Executive Officer and Chief Financial Officer, along with the other individuals included in the Summary Compensation Table on page 20, are referred to as the “named executive officers.” This section discusses Tasty’s compensation of the named executive officers.

Compensation Objectives

The primary objective of Tasty’s executive compensation program is to assist Tasty in attracting, retaining and motivating talented executives to execute its business strategy and achieve its short-term and long-term business goals so as to maximize profits and shareholder value. Tasty seeks to achieve these objectives by:

•	providing direct compensation and rewards programs that are externally competitive to attract and retain the talent needed;

•	rewarding performance of executives who contribute to strategic and operational goals; and

•	providing compensation that aligns with business objectives and shareholders’ interests.

The key elements of Tasty’s executive officer compensation program are base salary, annual incentive compensation and long-term incentive compensation. The Compensation Committee subjectively apportions total compensation among these elements in such proportions as it determines are appropriate in the circumstances and, therefore, such apportionment may vary from time to time and among executives. The Compensation Committee retains the flexibility to consider various factors when making compensation decisions, including external market forces, individual circumstances and performance. When appropriate, the Compensation Committee may also recommend to the Board of Directors that Tasty enter into employment related agreements with certain of its executives relating to severance, change of control and retirement arrangements.

The Compensation Committee has authority to retain and terminate third-party compensation consultants. During fiscal year 2006, the Compensation Committee retained Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”), a nationally recognized compensation consulting firm, to advise it on compensation matters. As part of its services, Towers Perrin advised the Compensation Committee on the competitiveness of each element of Tasty’s executive pay by providing the Compensation Committee with compensation information from a general industry national compensation survey, which Towers Perrin regressed to companies comparably sized to Tasty based on revenues. Towers Perrin believes this national survey is relevant because the market for senior management talent is a national market, and is not limited to one specific industry. When determining executive compensation, the Compensation Committee believes it is important to offer a competitive compensation structure in order to attract, retain and motivate the high-caliber executives needed to continue Tasty’s strategic growth program. Therefore, the Compensation Committee’s goal is to design a compensation structure to be competitive with the 75th percentile of the Towers Perrin survey.

With regard to the compensation of Tasty’s Chief Executive Officer, Mr. Pizzi, the Compensation Committee reviews his performance and the relevant compensation information from the Towers Perrin survey and approves his compensation, subject to ratification by the Board. With regard to the other named executive officers, Mr. Pizzi, working with the Towers Perrin survey and using the same goal of being competitive with the 75th percentile of the Towers Perrin survey, makes recommendations to the Compensation Committee as to appropriate levels of compensation. The Compensation Committee then reviews these recommendations, makes appropriate adjustments and approves them, subject to ratification by the Board. Variations in actual compensation as compared to this competitive objective may occur as dictated by changes in responsibilities, performance, the experience level of the executive and market factors.

Base Salary. Base salaries are intended to provide a level of cash compensation that is externally competitive in relation to the responsibilities of the executive’s position. Individual salaries for executive officers are generally reviewed annually by the Compensation Committee; however, the Compensation Committee also reviews base salaries when it deems it appropriate based on changed responsibilities or other circumstances. In determining individual salaries, the Compensation Committee generally considers such factors as the scope of the executive’s job responsibilities, individual contributions, competitive job market conditions and Tasty’s overall performance. In 2006, based on the market data provided by Towers Perrin and the overall general performance of Tasty and the executives, the following annual adjustments to base salaries were approved effective April 1, 2006:

Name	Title	New Base Salary
Charles P. Pizzi	President and CEO	$469,000
David S. Marberger	SVP and CFO	$261,000
Autumn R. Bayles	Chief Information Officer	$185,000
Christopher J. Rahey	VP-Direct Sales	$160,000
Robert V. Brown	VP-Route Sales	$160,000

Subsequently, due to (i) the increased responsibilities of the executives caused by the departure of a key executive, (ii) the need to retain the remaining executives, (iii) updated market data provided by Towers Perrin which included the increased responsibilities of the executives, (iv) an increased level of work due to Tasty’s project regarding its strategic manufacturing options, (v) in the case of Mr. Marberger, his promotion to Executive Vice President and (vi) in the case of Ms. Bayles, her promotion to Senior Vice President – Strategic Operations and Technology, the following additional increases in base salary were approved:

Name	New Base Salary	Effective Date
Charles P. Pizzi	$500,000	July 31, 2006
David S. Marberger	$290,000	July 31, 2006
Autumn R. Bayles	$200,000	July 31, 2006
Christopher J. Rahey	$170,000	December 18, 2006
Robert V. Brown	$170,000	December 18, 2006

In February 2007, the Compensation Committee, as part of its annual compensation review and in consultation with Towers Perrin, approved new base salaries for certain of the named executive officers as follows:

Name	Base Salary as of April 1, 2007
David S. Marberger	$294,800
Autumn R. Bayles	$202,000
Christopher J. Rahey	$170,400
Robert V. Brown	$170,400

Annual Incentive Plan. Tasty provides executives with an annual opportunity to earn cash incentive awards through the Annual Incentive Plan (the “AIP”). The AIP cash bonuses are intended to motivate and reward the achievement of short-term business goals, which is a key element of the Compensation Committee’s overall compensation philosophy. For each named executive officer, target AIP awards are determined by multiplying the executive’s salary by a percentage based on the executive’s level of responsibility. These target awards range from 20% to 60% of base salary for the named executive officers. The Compensation Committee may adjust any award to take into account extraordinary or unusual events occurring during the performance year, including the individual’s performance or changes in the individual’s duties and responsibilities. In February 2006, the Compensation Committee set the performance criteria it would generally consider in 2006, which included Tasty’s diluted earnings per share in addition to other considerations such as the individual’s and Tasty’s performance in executing the strategic growth plan. The performance criteria were set at levels that were considered to be a challenge in light of the Company’s recent historical performance. The potential payout ranged from 0% to 250% of the 2006 target award. In February 2007, after evaluating:

•	Tasty’s earnings per share results of $0.51 in fiscal 2006;

•	the unusual event of a pre-tax gain of $1.6 million related to a terminated option on its corporate office and distribution center; and

•	the individual’s performance;

the Compensation Committee approved a payout at 90% of the target award. The table below sets forth the 2006 AIP target award for the named executive officers and the approved AIP bonuses:

Name	Target Award	2006 AIP Bonus Awarded
Charles P. Pizzi	$286,510	$257,859
David S. Marberger	$135,171	$121,654
Autumn R. Bayles	$56,379	$50,741
Christopher J. Rahey	$31,725	$28,553
Robert V. Brown	$31,242	$28,118

In February 2007, the Compensation Committee approved the target awards for the 2007 AIP grants to eligible employees, including the named executive officers. Target AIP awards are determined by multiplying the executive’s base salary by a percentage based on the executive’s level of responsibility. These target awards range from 20% to 60% of base salary for the named executive officers. The potential payout for 2007 ranges from 0% to 250% of the target award. The Compensation Committee also approved certain performance criteria that it will generally consider in 2007 for the named executive officers, which includes: (i) operating income before depreciation and amortization; and (ii) other individual objectives tied to department performance. For 2007, the target performance criteria are set at levels that are considered to be a challenge based on Tasty’s recent historical performance. While the Compensation Committee sets target awards, payout ranges and performance criteria at the beginning of a performance year, the Compensation Committee has the discretion under the AIP to adjust any award to take into account any factors it deems relevant, including extraordinary or unusual items occurring during the performance year. In this regard, the Compensation Committee retains the flexibility in determining the final award to consider other performance criteria, such as the individual’s and Tasty’s performance in meeting certain strategic goals.

Long-Term Incentive. Long-term incentives are intended to motivate and retain executives and reward them based on long-term company performance. In 2006, Tasty used restricted stock grants with a 5-year vesting period to support its goal of retaining executives and motivating them to focus on long-term results. Based on the market data provided by Towers Perrin, in February 2006 the Compensation Committee approved certain restricted stock grants which vest on the fifth anniversary of the date of grant. The following restricted stock grants were approved:

Name	Restricted Stock Grant
Charles Pizzi	40,000 shares
David S. Marberger	20,000 shares
Autumn R. Bayles	10,000 shares
Christopher J. Rahey	5,000 shares
Robert V. Brown	5,000 shares

In July 2006, Tasty developed a 3-year restricted stock program (fiscal year 2006-fiscal year 2009) under its 2006 Long Term Incentive Plan. The Compensation Committee allocated 250,000 shares to this program with 50,000 shares allotted for awards for performance in 2006. No target awards (or range of awards) were approved for any named executive officer. The 3-year restricted stock program is intended to support Tasty’s operating and strategic plans with new milestones developed every year. The 2006 milestones were developed to provide incentives related to Tasty’s project regarding its strategic manufacturing options and required the named executive officers to perform substantial duties and assume significant responsibilities outside of, and in addition to, their normal duties and responsibilities. In February 2007, the Compensation Committee determined that the milestones had been achieved and awarded the following restricted stock grants, which vest on the third anniversary of the date of the grant, to the following named executive officers:

Name	Restricted Stock Grant
Charles Pizzi	14,400 shares
David S. Marberger	9,600 shares
Autumn R. Bayles	8,000 shares

Although the Compensation Committee retains flexibility in determining equity awards to the named executive officers, the Compensation Committee approved certain 2007 performance measures that it will generally consider in determining future awards under the 3-year restricted stock program. In addition to individual performance, the performance measures for 2007 are net sales and completion of various milestones relating to Tasty’s manufacturing strategy. The net sales target represents a challenge in light of recent historical net sales, and the milestones require the named executive officers to perform substantial duties and assume significant responsibilities outside of, and in addition to, their normal duties and responsibilities. The Compensation Committee allocated 100,000 shares under the program for performance in 2007 for eligible employees, which includes the named executive officers. However, no determination was made regarding target awards, range of awards or other allocation of shares for named executive officers or other eligible employees.

Retirement Plans. Until March 2005, Tasty maintained a traditional defined benefit pension plan for its employees, including the named executive officers. In March 2005, Tasty froze the benefits in this pension plan and amended its existing defined contribution plan to provide for enhanced company contributions for participants. Under the Tasty Baking 401(k) and Company Funded Retirement Plan, all eligible employees receive cash contributions that range from 2% to 5% of eligible compensation with the exact amount dependent upon an employee’s age and years of service. Long-service employees receive additional cash contributions that range from 1.5% to 3.5% of their eligible compensation. Tasty also makes matching contributions in cash of 50% of an employee’s contributions that do not exceed 4% of eligible compensation up to a maximum of approximately $4,500. In addition, as an inducement to join Tasty, Tasty agreed to provide Mr. Pizzi an unfunded supplemental retirement plan (SERP), the terms of which were amended in 2004 and 2006. Under the SERP, Tasty credits contributions each month equal to 39% of the base salary and bonus paid to Mr. Pizzi. Tasty also credits interest each month to Mr. Pizzi’s SERP account based upon Moody’s Aa rate for corporate bonds. These contribution credits to Mr. Pizzi’s SERP are guaranteed by Tasty for up to three years following his termination, except a termination by Tasty for “cause” or a termination by Mr. Pizzi “without good reason.” Information regarding the SERP is provided below following the “Nonqualified Deferred Compensation” table.

Employment Agreements and Severance and Change of Control Payments. The Compensation Committee believes that it is in the best interest of Tasty to promote stability and continuity of senior management. The Compensation Committee seeks to obtain this goal by providing reasonable assurances to certain of its senior executives so that they are not distracted from the importance of continuing to grow Tasty. Accordingly, Tasty entered into employment agreements with Mr. Pizzi and Mr. Marberger, which agreements provide for employment over a certain term and include certain perquisites, severance and change of control payments upon certain triggering events. The perquisites for Mr. Pizzi include the payment of life insurance premiums, membership in two business or country clubs, the use of an automobile and reimbursement for financial services. The perquisites for Mr. Pizzi and the other named executive officers are more fully described in the footnotes to the Summary Compensation Table on page 20. Tasty also entered into change of control agreements with certain other named executive officers, although these executives do not have employment agreements. These agreements were entered into or amended in July 2006 after consultation with Towers Perrin regarding the practice at other companies, which discussion was triggered by the increased responsibilities and retention concerns expressed above under the Base Salary heading. A brief summary of certain of the severance and change of control provisions for the named executive officers are provided below in the next two subsections. A more detailed description of these agreements is provided below under “Employment, Change of Control and Termination Arrangements for Executives.”

Severance Benefits. Tasty believes that it should provide reasonable severance benefits to employees. The Compensation Committee believes this promotes its stability and continuity goals by providing reasonable assurances to these executives so they focus on their goal of growing Tasty. Severance provisions also allow Tasty to cleanly sever the relationship with an executive as soon as practicable if a management change is being implemented.

Tasty has an agreement with Mr. Pizzi providing that in the event of termination by Tasty “without cause” or by Mr. Pizzi for “good reason,” Mr. Pizzi is entitled to:

•	a lump sum payment equal to his salary over the remaining term of his employment agreement (i.e., 2-3 times base salary);

•

a lump sum payment equal to 2 times the greater of the executive’s target AIP bonus for the fiscal year in which the termination occurred or the average of the bonuses paid for the prior two years (the greater of these amounts, the “AIP Bonus”);

•

a lump sum payment equal to the SERP contributions for the remaining term of his employment agreement (i.e., between 24 and 36 months), which contributions will be based on his base salary and bonus for the year that preceded the year of his termination; and

•	medical and life insurance benefits for the remaining term of his employment agreement (i.e., between 24 and 36 months).

Tasty also has an agreement with Mr. Marberger providing that in the event of termination by Tasty “without cause” or by Mr. Marberger for “good reason,” Mr. Marberger is entitled to:

•	a lump sum payment equal to 1 times his base salary;

•	a lump sum payment equal to 1 times the AIP Bonus; and

•	medical and life insurance benefits for 12 months.

Except in the case of a change of control as described below, the other named executive officers will receive severance benefits in accordance with Tasty’s Severance Pay Plan if they are involuntarily terminated without “cause,” which provides for two days of pay for every year of service and one week of pay for every $12,500 of base compensation. A more detailed description of the severance agreements for Mr. Pizzi and Mr. Marberger and applicable payments upon termination is provided below under “Employment, Change of Control and Termination Arrangements for Executives.”

Change of Control Agreements. The Compensation Committee believes that it is in the best interests of Tasty to provide change of control benefits to certain of its executive officers. Change of control provisions assist in retaining senior executives and maintaining continuity of management by protecting them in the event of a change of control. The Compensation Committee also believes that change of control provisions align the interest of executives with the shareholders as these provisions reduce the reluctance of senior management to pursue potential change of control transactions that may be in the best interest of shareholders. Change of control benefits for certain of the named executive officers include:

•	payments based upon a multiple of base salary and AIP Bonus; and

•	the immediate vesting of all equity compensation.

The applicable multiples are:

•	3 times base salary, AIP Bonus and SERP payments for Mr. Pizzi;

•	2 times base salary and AIP Bonus for Mr. Marberger; and

•	1 times base salary and AIP Bonus for Ms. Bayles.

For Messrs. Pizzi and Marberger, to the extent these benefits are “excess parachute payments” under the Internal Revenue Service rules, these benefits would be “grossed-up” for any “golden parachute” excise taxes and for any additional excise taxes and federal and state income taxes arising from the excise tax gross-up, at the cost of Tasty (but only if the after tax value of the gross-up payments exceeds $25,000). Tasty has aligned the payment of these change of control benefits to the value of a transaction by providing that the change of control benefits, in the aggregate for all senior executives, cannot exceed 3% of the value of a change of control transaction. This limitation serves to ensure that the change of control benefits are relatively minor in relation to the value of the transaction and the benefits obtained by Tasty’s shareholders. In addition, certain executive officers may resign after a period of time following a change of control or upon certain conditions, and still receive these change of control benefits. Additional information regarding change of control benefits is provided below under the heading “Employment, Change of Control and Termination Arrangements for Executives.”

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
JUDITH M. VON SELDENECK, CHAIR
RONALD J. KOZICH
JAMES E. KSANSNAK
JAMES E. NEVELS

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 30, 2006.

Name and Principal Positions	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)(8)
C.P. Pizzi President & CEO	2006	$477,516	—	$97,067	$257,859	$557	$295,191	(6)(7)	$1,128,190
D.S. Marberger EVP & CFO	2006	270,342	—	48,533	121,654	0	16,888		457,417
A.R. Bayles SVP Strategic Operations & Technology	2006	187,931	—	28,267	50,741	0	11,638		278,577
R.V. Brown VP Route Sales	2006	156,211	—	14,133	28,118	0	16,159		214,621
C.J. Rahey VP Direct Sales	2006	158,626	—	14,133	28,553	36	10,235		211,583

(1)	For the fiscal year ended December 30, 2006 the named executive officers did not receive payments which would be characterized as “Bonus” payments under rules of the Securities and Exchange Commission.

(2)	The amounts in the “Stock Awards” column reflect the dollar amount recognized by Tasty for financial statement reporting purposes under FAS 123(R) for the fiscal year ended December 30, 2006. In accordance with FAS 123(R), this column may include amounts from awards granted in and prior to 2006 under various Tasty long term incentive plans. Assumptions used in the calculation of these amounts are included in Note 11 to Tasty’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 30, 2006. Includes restricted stock awards granted in October 2004, the terms of which are reflected in Amended and Restated Restricted Stock Award Agreements entered into in February 2006 to clarify the vesting terms. These amended awards vest upon the fifth anniversary of the grant date, subject to accelerated vesting (see “Outstanding Equity Awards At Fiscal Year-End” table below for more information on these restricted stock awards granted on October 29, 2004).

(3)	The amounts in the “Non-Equity Incentive Plan Compensation” column reflect the cash awards made under Tasty’s Annual Incentive Plan. These awards were approved by Tasty’s Compensation Committee and Board in February 2007 for 2006 performance.

(4)	The amount in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflects the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan. The actual change in present value for Messrs. Marberger and Brown and Ms. Bayles was a decrease in value of $282, $747, and $218, respectively.

(5)	The amount shown in the “All Other Compensation” column for each of the named executive officers includes (i) company contributions under the Tasty Baking 401(k) Plan and Defined Contribution Plan and (ii) restricted stock dividend payments. Mr. Pizzi received $12,000 of restricted stock dividend payments in 2006.

(6)	The amount shown in the “All Other Compensation” column for Mr. Pizzi includes retirement benefits under a Supplemental Executive Retirement Plan (the “SERP”) to which Tasty credited $236,102 of contributions in 2006 (the SERP is described in greater detail below under the heading “Nonqualified Deferred Compensation”).

(7)	The amount shown in the “All Other Compensation” column for Mr. Pizzi also includes:

•

the value attributable to personal use of a Tasty-provided automobile (as calculated in accordance with Internal Revenue Service Guidelines). Such amount is included as compensation on Mr. Pizzi’s W-2, and Mr. Pizzi is responsible for paying income taxes on such amount;

•	personal professional services;

•	membership in two business or country clubs; and

•	a life insurance policy.

(8)	The amounts shown in this Summary Compensation Table do not include awards of restricted stock granted on March 5, 2007 for performance in 2006 because these awards were not recognized for financial statement reporting purposes under FAS 123(R) for the fiscal year ended December 30, 2006. Certain of the named executive officers received these awards of restricted stock as follows: Mr. Pizzi - 14,400 shares; Mr. Marberger - 9,600 shares; and Ms. Bayles - 8,000 shares. The restricted stock will vest and become exercisable on March 5, 2010.

Grants of Plan-Based Awards

The following table discloses each grant of a plan-based award to a named executive officer during fiscal year 2006.

Name	Date Award Approved	Date of Grant (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
C.P. Pizzi	2/28/2006	3/01/2006				40,000	$294,400
	N/A		$143,255	$286,510	$716,274
D.S. Marberger	2/28/2006	3/01/2006				20,000	$147,200
	N/A		$67,586	$135,171	$337,928
A.R. Bayles	2/28/2006	3/01/2006				10,000	$73,600
	N/A		$28,190	$56,379	$140,948
R.V. Brown	2/28/2006	3/01/2006				5,000	$36,800
	N/A		$15,621	$31,242	$78,106
C.J. Rahey	2/28/2006	3/01/2006				5,000	$36,800
	N/A		$15,863	$31,725	$79,313

(1)	These awards of restricted stock were approved on February 28, 2006 with a grant date of March 1, 2006.

(2)	The threshold amounts shown reflect the minimum payment level under Tasty’s Annual Incentive Plan, which is 50% of the target amount shown. The maximum amount is 250% of such target amount. These amounts are based on the individual’s actual wages in fiscal 2006. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for disclosure of the actual amounts paid under the Annual Incentive Plan for 2006.

(3)	The amounts in the “All Other Stock Awards” column reflect the number of shares of restricted stock awarded to each named executive officer. All restricted stock was awarded under the 1997 Long Term Incentive Plan except for the award to Mr. Pizzi, which was granted under the 2003 Long Term Incentive Plan. The shares will vest and become exercisable on March 1, 2011, provided the individual is still employed with Tasty. The individuals receive dividends on the restricted stock during the vesting period at the same rate paid on shares of common stock.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses for each named executive officer all shares of common stock underlying unexercised options and all stock awards that have not yet vested as of December 30, 2006.

	Option Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested ($)(2)
C. P. Pizzi	25,000	$11.30	10/07/12	70,000	(3)	$629,300
	50,000	8.60	12/20/12
	85,000	10.78	08/07/13
D.S. Marberger	25,000	$9.52	01/21/13	35,000	(4)	$314,650
	43,500	10.78	08/07/13
A.R. Bayles	5,000	$10.78	08/07/13	20,000	(5)	$179,800
R.V. Brown	10,000	$10.78	08/07/13	10,000	(6)	$89,900
C.J. Rahey	8,000	$9.49	05/07/14	10,000	(7)	$89,900

(1)	All previously granted option awards were vested as of December 31, 2005, and are exercisable.

(2)	The market value was determined by using the closing market price ($8.99) of Tasty’s common stock on December 29, 2006.

(3)	Includes 30,000 shares of restricted stock granted October 29, 2004 that will vest on October 29, 2009, subject to an acceleration provision. Acceleration will occur if the closing price of Tasty’s common stock equals or exceeds $14.00 per share for ten consecutive trading days during the normal vesting period. In this event, any unvested shares will immediately vest upon the later of (i) the third anniversary of the date of grant or (ii) the tenth consecutive trading day during which Tasty’s common stock equals or exceeds $14.00 per share. Also includes 40,000 shares of restricted stock granted March 1, 2006 that will vest on March 1, 2011.

(4)	Includes 15,000 shares of restricted stock granted October 29, 2004 that will vest on October 29, 2009, subject to an acceleration provision. Acceleration will occur if the closing price of Tasty’s common stock equals or exceeds $14.00 per share for ten consecutive trading days during the normal vesting period. In this event, any unvested shares will immediately vest upon the later of (i) the third anniversary of the date of grant or (ii) the tenth consecutive trading day during which Tasty’s common stock equals or exceeds $14.00 per share. Also includes 20,000 shares of restricted stock granted March 1, 2006 that will vest on March 1, 2011.

(5)	Includes 10,000 shares of restricted stock granted October 29, 2004 that will vest on October 29, 2009, subject to an acceleration provision. Acceleration will occur if the closing price of Tasty’s common stock equals or exceeds $14.00 per share for ten consecutive trading days during the normal vesting period. In this event, any unvested shares will immediately vest upon the later of (i) the third anniversary of the date of grant or (ii) the tenth consecutive trading day during which Tasty’s common stock equals or exceeds $14.00 per share. Also includes 10,000 shares of restricted stock granted March 1, 2006 that will vest on March 1, 2011.

(6)	Includes 5,000 shares of restricted stock granted October 29, 2004 that will vest on October 29, 2009, subject to an acceleration provision. Acceleration will occur if the closing price of Tasty’s common stock equals or exceeds $14.00 per share for ten consecutive trading days during the normal vesting period. In this event, any unvested shares will immediately vest upon the later of (i) the third anniversary of the date of grant or (ii) the tenth consecutive trading day during which Tasty’s common stock equals or exceeds $14.00 per share. Also includes 5,000 shares of restricted stock granted March 1, 2006 that will vest on March 1, 2011.

(7)	Includes 5,000 shares of restricted stock granted October 29, 2004 that will vest on October 29, 2009, subject to an acceleration provision. Acceleration will occur if the closing price of Tasty’s common stock equals or exceeds $14.00 per share for ten consecutive trading days during the normal vesting period. In this event, any unvested shares will immediately vest upon the later of (i) the third anniversary of the date of grant or (ii) the tenth consecutive trading day during which Tasty’s common stock equals or exceeds $14.00 per share. Also includes 5,000 shares of restricted stock granted March 1, 2006 that will vest on March 1, 2011.

Option Exercises and Stock Vested

During fiscal year 2006, no executive exercised any stock options and no previously granted option or stock award vested.

Pension Benefits

The table below shows the present value, as of December 30, 2006, of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under Tasty’s Pension Plan. The valuations were determined using interest rate and mortality rate assumptions consistent with those used in Tasty’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payment During Last Fiscal Year ($)
C.P. Pizzi	Tasty Baking Company Pension Plan	2.50	$38,616	—
D.S. Marberger	Tasty Baking Company Pension Plan	2.00	14,584	—
A.R. Bayles	Tasty Baking Company Pension Plan	1.78	6,474	—
R.V. Brown	Tasty Baking Company Pension Plan	22.22	117,210	—
C.J. Rahey	Tasty Baking Company Pension Plan	0.98	7,991	—

Until March 2005, Tasty maintained a traditional defined benefit pension plan (the “DB Plan”) for its employees, including the named executive officers. Benefits under the DB Plan are calculated as a percentage of the average of the 60 highest consecutive calendar months of pension-eligible earnings paid by Tasty during the last 120 calendar months of employment, which percentage depends on the employee’s total number of years of service. For executives, the pension-eligible earnings generally includes salary and any cash bonus. Benefits under the DB Plan are coordinated with Social Security and are presently restricted under federal tax law to a maximum of $180,000 per year. Messrs. Pizzi, Marberger, Brown and Rahey and Ms. Bayles do not earn further years of credited service for their service with Tasty after March 26, 2005, except for vesting purposes since the plan was frozen as of March 2005. Each vested participant will receive their total pension benefit accrued through March 26, 2005, upon retirement from Tasty in accordance with the terms of the DB Plan.

Nonqualified Deferred Compensation

The table below provides information on any defined contribution or other plan of Tasty that provided nonqualified deferred compensation in 2006.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)		Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
C.P. Pizzi	—	$236,102	(2)	$29,747	—	$674,174
D.S. Marberger	—			—	—	—
A.R. Bayles	—			—	—	—
R.V. Brown	—			—	—	—
C.J. Rahey	—			—	—	—

(1)	The amount shown in the column entitled “Registrant Contributions in Last Fiscal Year” is also disclosed in the Summary Compensation Table for Mr. Pizzi. The amount shown in the column entitled “Aggregate Earnings in Last Fiscal Year” is not included in the Summary Compensation Table because the earnings were not above-market under the rules of the SEC.

(2)	This amount reflects Tasty’s contribution of $236,102 to Mr. Pizzi’s SERP (as further described below in this footnote 2). As an inducement for Mr. Pizzi to join Tasty, Tasty entered into a Supplemental Executive Retirement Plan (“SERP”) Agreement with Mr. Pizzi dated as of October 7, 2002. The SERP was later converted from a defined benefit to a defined contribution arrangement to be consistent with Tasty’s cessation of accrual of benefits for all participants under Tasty’s DB Plan. The following are the material terms of Mr. Pizzi’s SERP Agreement, subject to the provisions of Section 409A of the Internal Revenue Code:

•	Tasty credited an initial amount equal to $172,500 to his account as a carryover from the defined benefit SERP on October 1, 2004.

•	Thereafter, Tasty credits a contribution to his account at the end of each month of an amount equal to 39% of the base salary and bonus paid to Mr. Pizzi in such month.

•

Interest is credited to the account on a monthly basis equal to the product of (i) one twelfth of the interest crediting rate for the calendar year and (ii) the account balance at the beginning of the month. The interest crediting rate for the calendar year is the Moody’s Aa rate for corporate bonds as of the last business day preceding the beginning of the calendar year.

•	Mr. Pizzi is immediately and fully vested in all amounts credited to his account, unless he is terminated by Tasty for gross or willful misconduct or in the event of his death while unmarried.

•

Mr. Pizzi, or his surviving spouse, will be entitled to the payment of benefits from the SERP account on the first day of the month immediately following his death, permanent disability or retirement on or after age 57. Payment of benefits is deferred until age 57 if Mr. Pizzi terminates employment before age 57 (for reasons other than disability or permanent disability).

•	Benefits will be paid in a lump sum equal to the account balance as of the end of the month preceding payment to him.

•

In the event of a change of control, Mr. Pizzi is guaranteed 3 additional annual contribution credits; provided, however, this guarantee is reduced for each year after a change in control that he remains employed and receives such credits. In no event is the guarantee of the additional contribution credits applicable for any years after the calendar year in which he attains age 62.

•	Amounts deferred under the SERP for Mr. Pizzi after December 31, 2004, will be subject to the distribution restrictions of Section 409A of the Internal Revenue Code.

Employment, Change of Control and Termination Arrangements for Executives

Messrs. Pizzi and Marberger and Ms. Bayles have agreements with Tasty that may affect the amount paid or benefits provided following a termination of their employment in connection with certain events, including a change of control as described below. Each agreement is limited by the provision that in no event shall the aggregate amount of the benefits payable to Mr. Pizzi and all other senior executives of Tasty as a result of a change of control exceed three percent (3%) of the total transaction value for such change of control. In the event the aggregate amount of compensation benefits payable on a change of control would exceed this limit, the amount of benefits payable to each of Mr. Pizzi and the other senior executives will be proportionally reduced.

Assumptions and General Principles. The following assumptions and general principles apply with respect to the tables below upon any termination of employment of Messrs. Pizzi and Marberger and Ms. Bayles:

•

The amounts shown in the tables assume that Messrs. Pizzi and Marberger and Ms. Bayles were terminated on December 30, 2006. The amounts shown in the tables include estimates of amounts that would be paid to the executive upon the occurrence of the specified event. The actual amounts to be paid to Messrs. Pizzi and Marberger and Ms. Bayles can only be determined at the time of their termination or a change of control.

•

The amounts shown assume that any change of control transaction occurred on December 30, 2006, at a price equal to the number of shares outstanding multiplied by the share price on the last business day of the fiscal year. This assumption is critical to the “Termination Relating to a Change of Control” column of the table because, as described above, the aggregate amount of change of control benefits to all Tasty senior executives cannot exceed 3% of the total transaction value for such change of control. As of December 30, 2006, one senior executive, in addition to Messrs. Pizzi and Marberger and Ms. Bayles, would receive change of control benefits and his assumed benefits were included in the calculation to determine the 3% limitation.

•

Although the Compensation Committee retains discretion in making awards under the Annual Incentive Plan (“AIP”), for purposes of the tables below, it has been assumed that Messrs. Pizzi and Marberger and Ms. Bayles would receive their 2006 AIP bonus if they voluntarily terminated on December 30, 2006, or, in the case of Ms. Bayles, if she was involuntarily terminated not for “Cause,” on December 30, 2006. With regard to Messrs. Pizzi and Marberger, their AIP payments are governed by their employment agreements in the event of involuntary termination.

•	A “Change of Control” generally will be deemed to have occurred:

•	upon any change of control that would be required to be reported under the Securities Exchange Act of 1934, as amended;

•	upon the acquisition of beneficial ownership by any person or group of 25% or more of the combined voting power of Tasty’s outstanding voting shares;

•	if the directors who constitute the “Incumbent Board” (as that term is defined in the agreements) cease to be a majority of the Board during any 2-year period;

•	the consummation of a sale of all or substantially all of Tasty’s assets; or

•

upon a reorganization, merger, consolidation, division or issuance of securities unless (i) not less than 60% of Tasty’s outstanding equity securities is owned by the same holders in the same proportion as before the transaction and (ii) at least a majority of the surviving Board were members of the “Incumbent Board” (as that term is defined in the agreements).

Charles P. Pizzi

As an inducement for Mr. Pizzi to join Tasty in October 2002 as its President and Chief Executive Officer, Tasty and Mr. Pizzi entered into an Employment Agreement and a Supplemental Executive Retirement Plan (collectively, the “Pizzi Agreements”), as later amended, which provided certain severance, change of control and retirement benefits. In July 2006, the Compensation Committee approved certain enhancements to these earlier agreements in light of Mr. Pizzi’s leadership skills, his past performance in meeting the goals of the Strategic Transformation Plan and the desire to retain these leadership skills as he leads Tasty in implementing its project regarding strategic manufacturing options. In addition to certain of the terms of Mr. Pizzi’s SERP, which are described in footnote 2 to the “Nonqualified Deferred Compensation” table above, the Pizzi Agreements contain the following material terms:

•	Term is from July 27, 2006 though July 27, 2009, and it renews each year for a 3 year term unless either party gives notice of non-renewal at least 90 days prior to July 27 of each year;

•

Mr. Pizzi is entitled to reimbursement for (i) membership fees in two business or country clubs, subject to the approval of the Compensation Committee; (ii) reimbursement for up to $10,000 per year for personal professional services; and (iii) $2,000,000 of life insurance;

•	Tasty may terminate Mr. Pizzi for “Cause” or “Without Cause,” as defined in the Pizzi Agreements;

•	If terminated for “Cause,” Mr. Pizzi would be entitled to receive any vested non-restricted equity awards;

•

If terminated “Without Cause” or for “Good Reason,” as defined in the Pizzi Agreements, Mr. Pizzi would be entitled to (i) a lump sum payment equal to his salary over the remaining term of the Employment Agreement (i.e., 2 -3 times base salary); (ii) a lump sum payment equal to 2 times the greater of (x) the executive’s target bonus for the fiscal year in which the termination occurred or (y) the average of the annual bonuses paid or payable during the two prior years (the greater of these amounts, the “AIP Bonus”); (iii) medical and life insurance benefits for the remaining term of the Employment Agreement (i.e., between 24 and 36 months); and (iv) a lump sum payment equal to the SERP contributions for the remaining term of the Employment Agreement (i.e., between 24 and 36 months), which contributions will be based on his base salary and bonus for the year that preceded the year of his termination;

•

If terminated in connection with or following a “Change of Control,” as defined in the Pizzi Agreements, Mr. Pizzi would be entitled to receive (i) a lump sum payment equal to 3 times base salary; (ii) a lump sum payment equal to 3 times the AIP Bonus (as defined above); (iii) medical and life insurance benefits for 36 months; and (iv) a lump sum payment equal to the SERP contributions for 36 months, which contributions will be based on his base salary and bonus for the year that preceded the year in which the “Change of Control” occurred;

•

After a “Change of Control,” as defined in the Pizzi Agreements, Mr. Pizzi would have the right to self-terminate within a period of 6-18 months after the event and to receive the “Change of Control” payments and benefits described immediately above;

•	If a “Change of Control,” as defined in the Pizzi Agreements, occurs all unvested equity awards would become vested and all restrictions will lapse;

•

If any payments made following a “Change of Control” exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee. The costs of this excise tax, including related tax gross-ups, would be borne by Tasty if it exceeds $25,000;

•

If any payments to Mr. Pizzi must be delayed for 6 months following his termination because of the requirements of Section 409A of the Internal Revenue Code, Tasty will pay Mr. Pizzi interest on the delayed payments equal to the Moody’s Aa rate for corporate bonds as of the last business day preceding the beginning of the year in which such payments would have otherwise been paid to him; and

•	Mr. Pizzi is prohibited from competing with Tasty or soliciting its customers or employees for a period of 2 years if payments are made following termination.

The following table provides information with respect to potential payments to Mr. Pizzi under his employment arrangement as if the indicated action had occurred as of December 30, 2006:

Mr. Pizzi - Benefits & Payments Upon Termination	Voluntary Termination or Retirement		Without Cause or Good Reason Termination		For Cause Termination		Termination Relating to a Change of Control		Death		Disability
Compensation
Base Salary ($500,000)	$—		$1,291,667		—		$1,500,000		$—		$—
Annual Incentive Plan	257,859	(1)	573,020	(2)	—	(3)	859,530	(2)	257,859	(1)	257,859	(1)
Long Term Incentives	—		—		—		629,300	(4)	—		—
Benefits & Perquisites
Incremental Nonqualified SERP	$—		$446,651		—		$518,691		$—		$—
Medical & Life Insurance Benefits	—		21,033		—		38,691		—		—
Life Insurance Proceeds	—		—		—		—		2,025,000		—
280G Tax Gross-up (5)	—		—		—		1,428,864		—		—
Total before Reduction due to 3% Cap on COC Benefits	$257,859		$2,332,371		—		$4,975,076	(6)	$2,282,859		$257,859

Less: Reduction due to 3% Cap on COC Benefits	—		—		—		3,455,512	(6)	—		—

Total:	$257,859		$2,332,371		—		$1,519,564		$2,282,859		$257,859

*	COC refers to Change of Control.

(1)	In February 2007, the Compensation Committee approved a payout of 90% of the 2006 Annual Incentive Plan (“AIP”) target bonus. The amounts shown assume a payout at 90% of Mr. Pizzi’s 2006 AIP target bonus.

(2)	Under the Pizzi Agreements, Mr. Pizzi is entitled to receive a multiple of the greater of (x) his target bonus for the fiscal year in which the termination occurred or (y) the average of the annual bonuses paid or payable during the two prior years. The amounts shown use Mr. Pizzi’s 2006 target AIP bonus of $286,510.

(3)	The Compensation Committee retains complete discretion regarding any awards under the AIP. For purposes of the above table, it is assumed that Mr. Pizzi would not receive an AIP award if he were terminated for “Cause.”

(4)	Information regarding the unvested time-based restricted stock held by Mr. Pizzi is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table above. Mr. Pizzi’s Employment Agreement provides that all shares will immediately vest upon a “Change of Control,” whether or not his employment is terminated. The amount in the table above represents the number of unvested time-based restricted shares multiplied by the stock price of $8.99 per share, which was the closing price of Tasty’s common stock on the last trading day of fiscal 2006.

(5)	The amount shown for the Section 280G tax gross-up would be reduced if the total payments to Mr. Pizzi were reduced because of the 3% cap on Change of Control benefits to all Tasty senior executives as described above.

(6)	As described above, the Pizzi Agreements provide that the aggregate amount of Change of Control benefits payable to Mr. Pizzi and all other Tasty senior executives cannot exceed 3% of the total transaction value for such Change of Control, as such values and percentages are determined by third-party experts at the time of such Change of Control. The amounts shown are merely estimates of the amounts to be paid and the value of the 3% cap on Change of Control benefits as of December 30, 2006. The actual amount of benefits payable to Mr. Pizzi can only be determined at the time of the transaction in accordance with the terms of the Pizzi Agreements.

David S. Marberger

In July 2006, the Compensation Committee approved an Amended and Restated Change of Control and Employment Agreement (“Marberger Agreement”) with David S. Marberger, who was promoted to Executive Vice President and Chief Financial Officer. The Compensation Committee considered this agreement to be in the best interests of Tasty in light of Mr. Marberger’s past performance and as a retention tool in light of Mr. Marberger’s increased responsibilities. The Marberger Agreement contains the following material terms:

•	The term is from July 27, 2006 though July 27, 2007, with automatic successive one-year renewals unless either party gives notice of non-renewal at least 90 days prior to July 27 of each year;

•

Mr. Marberger is entitled to reimbursement for (i) membership fees in one business or country club, subject to approval of the President; and (ii) reimbursement for up to $5,000 per year for personal professional services;

•	Tasty may terminate Mr. Marberger for “Cause” or “Without Cause,” as defined in the Marberger Agreement;

•	If terminated for “Cause,” Mr. Marberger would receive any vested non-restricted equity awards;

•

If terminated “Without Cause” or for “Good Reason,” as defined in the Marberger Agreement, Mr. Marberger would be entitled to (i) a lump sum payment equal to 1 times base salary; (ii) a lump sum payment equal to 1 times the greater of (x) the executive’s target bonus for the fiscal year in which the termination occurred or (y) the average of the annual bonuses paid or payable during the two prior years (the greater of these amounts, the “AIP Bonus”); and (iii) medical and life insurance benefits for 12 months;

•

If terminated in connection with a “Change of Control,” as defined in the Marberger Agreement, Mr. Marberger would be entitled to (i) a lump sum payment equal to 2 times base salary; (ii) a lump sum payment equal to 2 times the AIP Bonus (as defined above); and (iii) medical and life insurance benefits for 24 months;

•

After a “Change of Control,” as defined in the Marberger Agreement, Mr. Marberger would have the right to self-terminate within a period of 6-18 months after the event and to receive the “Change of Control” payments described immediately above;

•	If a “Change of Control,” as defined in the Marberger Agreement, occurs all unvested equity awards would become vested and all restrictions will lapse;

•

If any payments made following a “Change of Control” exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee. The costs of this excise tax, including related tax gross-ups, would be borne by Tasty if it exceeds $25,000;

•

If any payments to Mr. Marberger must be delayed for 6 months following his termination because of the requirements of Section 409A of the Internal Revenue Code, Tasty will pay Mr. Marberger interest on the delayed payments equal to the Moody’s Aa rate for corporate bonds as of the last business day preceding the beginning of the year in which such payments would have otherwise been paid to him; and

•	Mr. Marberger is prohibited from competing with Tasty or soliciting its customers or employees for 1 year if payments are made following termination.

The following table provides information with respect to potential payments to Mr. Marberger under his employment arrangement as if the indicated action had occurred as of December 30, 2006:

Mr. Marberger - Benefits & Payments Upon Termination	Voluntary Termination or Retirement		Without Cause or Good Reason Termination		For Cause Termination		Termination Relating to a Change of Control		Death		Disability
Compensation
Base Salary ($290,000)	$—		$290,000		—		$580,000		$—		$—
Annual Incentive Plan	121,654	(1)	135,171	(2)	—	(3)	270,342	(2)	121,654	(1)	121,654	(1)
Long Term Incentives	—		—		—		314,650	(4)	—		—
Benefits & Perquisites
Medical & Life Insurance Benefits	$—		$8,142		—		$15,614		$—		$—
Life Insurance Proceeds	—		—		—		—		25,000		—
280G Tax Gross-up (5)	—		—		—		394,417		—		—
Total before Reduction due to 3% Cap on COC Benefits	$121,654		$433,313		—		$1,575,023	(6)	$146,654		$121,654

Less: Reduction due to 3% Cap on COC Benefits	—		—		—		1,093,955	(6)	—		—

Total:	$121,654		$433,313		—		$481,068		$146,654		$121,654

*	COC refers to Change of Control.

(1)	In February 2007, the Compensation Committee approved a payout of 90% of the 2006 Annual Incentive Plan (“AIP”) target bonus. The amounts shown assume a payout at 90% of Mr. Marberger’s 2006 AIP target bonus.

(2)	Under the Marberger Agreement, Mr. Marberger is entitled to receive a multiple of the greater of (x) his target bonus for the fiscal year in which the termination occurred or (y) the average of the annual bonuses paid or payable during the two prior years. The amounts shown use Mr. Marberger’s 2006 target AIP bonus of $135,171.

(3)	The Compensation Committee and the Board of Directors retain complete discretion regarding any awards under the AIP. For purposes of the above table, it is assumed that Mr. Marberger would not receive an AIP award if he were terminated for “Cause.”

(4)	Information regarding the unvested time-based restricted stock held by Mr. Marberger is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table above. The Marberger Agreement provides that all shares will immediately vest upon a “Change of Control,” whether or not his employment is terminated. The amount in the table above represents the number of unvested time-based restricted shares multiplied by the stock price of $8.99 per share, which was the closing price of Tasty’s common stock on the last trading day of fiscal 2006.

(5)	The amount shown for the Section 280G tax gross-up would be reduced if the total payments to Mr. Marberger were reduced because of the 3% cap on Change of Control benefits to all Tasty senior executives as described above.

(6)	As described above, the Marberger Agreement provides that the aggregate amount of Change of Control benefits payable to Mr. Marberger and all other Tasty senior executives cannot exceed 3% of the total transaction value for such Change of Control, as such values and percentages are determined by third-party experts at the time of such Change of Control. The amounts shown are merely estimates of the amounts to be paid and the value of the 3% cap on Change of Control benefits as of December 30, 2006. The actual amount of benefits payable to Mr. Marberger can only be determined at the time of the transaction in accordance with the terms of the Marberger Agreement.

Autumn R. Bayles

As of July 27, 2006, Tasty entered into a Change of Control Agreement (the “Bayles Agreement”) with Autumn R. Bayles, who was promoted to Senior Vice President, Strategic Operations and Technology. The Bayles Agreement contains the following material terms:

•	Tasty or Ms. Bayles may terminate her employment in the event of a “Change of Control,” as defined in the Bayles Agreement;

•

If terminated in connection with or relating to a “Change of Control,” Ms. Bayles would receive: (i) 1 times base salary payable over 12 months; (ii) lump sum payment of 1 times the greater of (x) the executive’s target bonus for the fiscal year in which the termination occurred or (y) the average of the annual bonuses paid or payable during the two prior years; and (iii) medical and life insurance benefits for 12 months;

•	If a “Change of Control,” as defined in the Bayles Agreement, occurs all unvested equity awards would become vested and all restrictions will lapse;

•

If any payments to Ms. Bayles must be delayed for 6 months following her termination because of the requirements of Section 409A of the Internal Revenue Code, Tasty will pay Ms. Bayles interest on the delayed payments equal to the Moody’s Aa rate for corporate bonds as of the last business day preceding the beginning of the year in which such payments would have otherwise been paid to her; and

•	Ms. Bayles is prohibited from competing with Tasty or soliciting its customers or employees for 1 year if payments are made following termination.

If Ms. Bayles were terminated not in connection with or relating to a “Change of Control,” she would be eligible to receive severance benefits under Tasty’s Severance Pay Plan equal to 2 days of pay for every year of service and one week of pay for every $12,500 of base compensation.

The following table provides information with respect to potential payments to Ms Bayles under the Bayles Agreement and Tasty’s Severance Pay Plan as if the indicated action had occurred as of December 30, 2006:

Ms. Bayles – Benefits & Payments Upon Termination	Voluntary Termination or Retirement		Without Cause or Good Reason Termination		For Cause Termination		Termination Relating to a Change of Control		Death		Disability
Compensation
Base Salary ($200,000)	$—		$66,800		—		$200,000		$—		$—
Annual Incentive Plan	50,741	(1)	50,741	(1)	—	(2)	56,379	(3)	50,741	(1)	50,741	(1)
Long Term Incentives	—		—		—		179,800	(4)	—		—
Benefits & Perquisites
Medical & Life Insurance Benefits	$—		$—		—		$3,001		$—		$—
Life Insurance Proceeds	—		—		—		—		25,000		—
280G Tax Gross-up	—		—		—		—		—		—
Total before Reduction due to 3% Cap on COC Benefits	$50,741		$117,541		—		$439,180	(5)	$75,741		$50,741

Less: Reduction due to 3% Cap on COC Benefits	—		—		—		305,039	(5)	—		—

Total:	$50,741		$117,541		—		$134,141		$75,741		$50,741

*	COC refers to Change of Control.

(1)	In February 2007, the Compensation Committee approved a payout of 90% of the 2006 Annual Incentive Plan (“AIP”) target bonus. The amounts shown assume a payout at 90% of Ms. Bayles 2006 target AIP bonus.

(2)	The Compensation Committee and the Board of Directors retain complete discretion regarding any awards under the AIP. For purposes of the above table, it is assumed that Ms. Bayles would not receive an AIP award if she were terminated for “Cause.”

(3)	Under the Bayles Agreement, Ms. Bayles is entitled to receive a multiple of the greater of (x) her target bonus for the fiscal year in which the termination occurred or (y) the average of the annual bonuses paid or payable during the two prior years. The amounts shown use Ms. Bayles’ 2006 target AIP bonus of $56,171.

(4)	Information regarding the unvested time-based restricted stock held by Ms. Bayles is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table above. The Bayles Agreement provides that all shares will immediately vest upon a “Change of Control,” whether or not her employment is terminated. The amount in the table above represents the number of unvested time-based restricted shares multiplied by the stock price of $8.99 per share, which was the closing price of Tasty’s common stock on the last trading day of fiscal 2006.

(5)	As described above, the Bayles Agreements provide that the aggregate amount of Change of Control benefits payable to Ms. Bayles and all other Tasty senior executives cannot exceed 3% of the total transaction value for such Change of Control, as such values and percentages are determined by third-party expert at the time of such Change of Control. The amounts shown are merely estimates of the amounts to be paid and the value of the 3% cap on Change of Control benefits as of December 30, 2006. The actual amount of benefits payable to Ms. Bayles can only be determined at the time of the transaction in accordance with the terms of the Bayles Agreement.

OWNERSHIP OF TASTY BAKING COMPANY COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of Tasty’s common stock as of March 15, 2007, by (i) each person who is known by Tasty to beneficially own more than five percent of Tasty’s common stock, (ii) each of Tasty’s directors, including nominee directors, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)(3)		Percent of Shares

The TCW Group Inc. 865 South Figueroa Street Los Angeles, CA 90017	1,178,417	(4)	14.3%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	698,823	(5)	8.5%
Dalton, Greiner, Hartman, Maher & Co. 565 Fifth Avenue, Suite 2101 New York, NY 10017	687,362	(6)	8.3%
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	508,300	(7)	6.2%
Philip J. Baur, Jr. 50 Twin Silo Dr. Blue Bell, PA 19422	460,898	(8)	5.6%
Wachovia Bank, N.A. One Wachovia Center Charlotte, NC 28288	432,612	(9)	5.2%
Fred C. Aldridge, Jr.	79,295	(10)	*
Mark G. Conish	2,000	(11)	*
James C. Hellauer	7,500	(12)	*
Ronald J. Kozich	17,250	(13)	*
James E. Ksansnak	55,000	(14)	*
James E. Nevels	13,968	(15)	*
Charles P. Pizzi	254,539	(16)	3.0%
Mark T. Timbie	—	(17)	*

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)(3)		Percent of Shares

Judith M. von Seldeneck	34,186	(18)	*
David J. West	6,000	(19)	*
Autumn R. Bayles	33,252	(20)	*
Robert V. Brown	26,250	(21)	*
David S. Marberger	115,688	(22)	1.4%
Christopher J. Rahey	18,019	(23)	*
All directors and executive officers as a group (15 persons)	675,947	(24)	7.9%

*	Representing less than 1% of the stock

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Tasty Baking Company, 2801 Hunting Park Avenue, Philadelphia, PA 19129.

(2)	Based on information furnished to Tasty by the respective shareholders, or contained in filings made with the Securities and Exchange Commission (“SEC”). For purposes of this table, if a person has or shares voting or investment power with respect to any shares, they are considered beneficially owned by that person under rules of the SEC. As a result, in some cases, the same shares are listed opposite more than one name in the table. The table also includes shares which are the subject of stock options to certain officers and directors of Tasty to the extent presently exercisable or exercisable within sixty days of March 15, 2007. Those shares are deemed outstanding for the purpose of computing the percentage ownership of those officers and directors individually and all directors and executive officers in the aggregate.

(3)	Number of shares does not include any deferred units of Tasty common stock (“DSUs”) that the directors had credited to their account on March 30, 2007, under the Deferred Stock Unit Plan for Directors. The number of DSUs will be determined by dividing $4,000 by the per share closing price on March 30, 2007. A more detailed description of this plan is provided under “Compensation of Directors.”

(4)	Based on a Schedule 13G filed by The TCW Group, Inc. (“TCW”) with the SEC on February 12, 2007. The Schedule 13G discloses that TCW has shared voting power over 710,317 shares and shared investment power over 1,178,417 shares.

(5)	Based on a Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor, with the SEC on February 2, 2007. The Schedule 13G discloses that Dimensional has sole investment and voting power over all 698,823 shares. Dimensional disclaims beneficial ownership of all 698,823 shares.

(6)	Based on a Schedule 13G filed by Dalton, Greiner, Hartman, Maher & Co. (“Dalton, Greiner”) with the SEC on February 6, 2007. The Schedule 13G discloses that Dalton, Greiner has sole voting power over 670,262 shares and the sole investment power over 687,362 shares.

(7)	Based on a Schedule 13G filed by Heartland Advisors, Inc. (“Heartland”) with the SEC on February 12, 2007. The Schedule 13G discloses that Heartland has shared voting power over 508,300 shares and shared investment power over 508,300 shares.

(8)	Consists of (i) a total of 345,542 shares held in two trusts created under the will of Philip J. Baur, deceased, of which Wachovia Bank, National Association, and Philip J. Baur, Jr. are co-trustees (Mr. Baur shares investment power with the bank (see footnote 9 below) and has sole power to vote all of the shares held in the two trusts); (ii) 87,070 shares held in a trust created by Emma M. Baur, deceased (Mr. Baur is a co-trustee and shares voting and investment power with an individual co-trustee); (iii) 13,000 shares owned by the Philippian Foundation, a charitable foundation of which Mr. Baur is trustee and has sole voting and investment power; (iv) 11,727 shares owned by Mr. Baur’s spouse; and (v) 3,559 shares held by Mr. Baur.

(9)	Based on a Schedule 13G filed by Wachovia Corporation with the SEC on February 6, 2007. The Schedule 13G discloses Wachovia has shared investment power over 432,612 shares.

(10)	Includes grants to Mr. Aldridge of (i) presently exercisable replacement options to purchase 20,046 shares under Tasty’s 1993 Replacement Option Plan (P & J Spin-Off), and (ii) presently exercisable options to purchase 23,875 shares (9,375 shares @ $11.60, 7,500 shares @ $11.50 and 7,000 shares @ $10.78) under Tasty’s Directors’ Stock Option Plan and the 2003 Long Term Incentive Plan.

(11)	Consists of a grant to Mr. Conish of 2,000 shares of restricted stock under Tasty’s 2003 Long Term Incentive Plan on March 24, 2006.

(12)	Includes a grant to Mr. Hellauer of presently exercisable options to purchase 5,000 shares (5,000 shares @ $8.65) under Tasty’s 2003 Long Term Incentive Plan.

(13)	Includes a grant to Mr. Kozich of presently exercisable options to purchase 10,000 shares (10,000 shares @ $10.78) under Tasty’s 2003 Long Term Incentive Plan.

(14)	Includes a grant to Mr. Ksansnak of presently exercisable options to purchase 15,000 shares (15,000 shares @ $10.78) under Tasty’s 2003 Long Term Incentive Plan.

(15)	Includes a grant to Mr. Nevels of presently exercisable options to purchase 5,000 shares (5,000 shares @ $8.65) under Tasty’s 2003 Long Term Incentive Plan. Also includes 241 shares held by the James E. Nevels and Lourene A. Nevels Foundation.

(16)	Includes grants to Mr. Pizzi of (i) presently exercisable options to purchase 160,000 shares (25,000 shares @ $11.30, 50,000 shares @ $8.60 and 85,000 shares @ $10.78) under Tasty’s 2003 Long Term Incentive Plan; (ii) a restricted stock grant of 30,000 shares under Tasty’s 2003 Long Term Incentive Plan granted on October 29, 2004; (iii) a restricted stock grant of 40,000 shares under Tasty’s 2003 Long Term Incentive Plan granted on March 1, 2006; and (iv) a restricted stock grant of 14,400 shares under Tasty’s 2006 Long Term Incentive Plan on March 5, 2007. Also includes 139 shares held by Mr. Pizzi in Tasty’s 401(k) Plan as of March 15, 2007.

(17)	Mark T. Timbie was appointed to the Board effective April 15, 2007, and, as of the record date of March 15, 2007, did not have beneficial ownership of any Tasty common stock. Effective April 15, 2007, Mr. Timbie will be granted 2,000 shares of restricted stock under Tasty’s 2003 Long Term Incentive Plan.

(18)	Includes grants to Ms. von Seldeneck of presently exercisable options to purchase a total of 23,875 shares (9,375 shares @ $11.60, 7,500 shares @ $11.50 and 7,000 shares @ $10.78) under Tasty’s Directors’ Stock Option Plan and the 2003 Long Term Incentive Plan.

(19)	Includes a grant to Mr. West of presently exercisable options to purchase 5,000 shares (5,000 shares @ $10.24) under Tasty’s 1997 Long Term Incentive Plan.

(20)	Includes grants to Ms. Bayles of (i) presently exercisable options to purchase 5,000 shares (5,000 shares @ $10.78) under Tasty’s 2003 Long Term Incentive Plan; (ii) a restricted stock grant of 10,000 shares under Tasty’s 2003 Long Term Incentive Plan on October 29, 2004; (iii) a restricted stock grant of 10,000 shares under Tasty’s 1997 Long Term Incentive Plan on March 1, 2006; and (iv) a restricted stock grant of 8,000 shares under Tasty’s 2006 Long Term Incentive Plan on March 5, 2007. Also includes 52 shares held by Ms. Bayles in Tasty’s 401(k) Plan as of March 15, 2007.

(21)	Includes grants to Mr. Brown of (i) presently exercisable options to purchase 10,000 shares (10,000 shares @ $10.78) under Tasty’s 2003 Long Term Incentive Plan; (ii) a restricted stock grant of 5,000 shares under the 2003 Long Term Incentive Plan granted on October 29, 2004; and (iii) a restricted stock grant of 5,000 shares under Tasty’s 1997 Long Term Incentive Plan on March 1, 2006. Also includes 1,750 shares held by Mr. Brown in Tasty’s 401(k) Plan as of March 15, 2007.

(22)	Includes grants to Mr. Marberger of (i) presently exercisable options to purchase a total of 68,500 shares (43,500 shares @ $10.78 and 25,000 shares @ $9.52) under Tasty’s 2003 and 1997 Long Term Incentive Plans, respectively; (ii) a restricted stock grant of 15,000 shares under Tasty’s 2003 Long Term Incentive Plan on October 29, 2004; (iii) a restricted stock grant of 20,000 shares under Tasty’s 1997 Long Term Incentive Plan on March 1, 2006; and (iv) a restricted stock grant of 9,600 shares under Tasty’s 2006 Long Term Incentive Plan on March 5, 2007. Also includes 88 shares held by Mr. Marberger in Tasty’s 401(k) Plan as of March 15, 2007.

(23)	Consists of grants to Mr. Rahey of (i) presently exercisable options to purchase 8,000 shares (8,000 shares @ $9.49) under Tasty’s 2003 Long Term Incentive Plan; (ii) a restricted stock grant of 5,000 shares under the 2003 Long Term Incentive Plan granted on October 29, 2004; and (iii) a restricted stock grant of 5,000 shares under Tasty’s 1997 Long Term Incentive Plan on March 1, 2006. Also includes 19 shares held by Mr. Rahey in Tasty’s 401(k) Plan as of March 15, 2007.

(24)	Mr. Timbie is not included in the “All directors and executive officers as a group” calculation since he was not a director as of March 15, 2007. As stated above, Mr. Timbie will receive 2,000 shares of restricted stock upon his appointment to the Board of Directors effective April 15, 2007.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information about Tasty’s equity compensation plans as of December 30, 2006, including the Management Stock Purchase Plan, 1991 Long Term Incentive Plan, 1993 Replacement Option Plan (P & J Spin-Off), 1994 Long Term Incentive Plan, 1997 Long Term Incentive Plan, 2003 Long Term Incentive Plan and the 2006 Long Term Incentive Plan.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	421,896	$10.58	506,755
Equity compensation plans not approved by security holders (1)	37,750	$12.97	—

(1)	There was one award of 4,000 shares of the Company’s common stock to Mr. Pizzi in 2002 as an inducement to his commencing employment with Tasty. The balance, 33,750 shares, represents options to purchase Tasty’s common stock granted to non-employee directors.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders will be asked to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 29, 2007. PricewaterhouseCoopers LLP currently serves as Tasty’s independent registered public accounting firm. Representatives of the firm will be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders concerning the accounts of Tasty.

Although the submission to shareholders of the selection of PricewaterhouseCoopers LLP is not required by law or Tasty’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to shareholders to allow a forum for shareholders to express their views with regard to the Audit Committee’s selection. The Audit Committee retains the sole authority to select and replace Tasty’s independent registered public accounting firm at any time. In the event shareholders do not ratify the selection, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors in its oversight of (a) the integrity of Tasty’s financial statements; (b) the qualifications and independence of Tasty’s independent registered public accounting firm; (c) the performance of the independent registered public accounting firm and Tasty’s internal audit personnel; and (d) Tasty’s compliance with legal and regulatory requirements. Management has primary responsibility for the financial statements, reporting process and internal controls. Tasty’s independent registered public accounting firm is responsible for auditing the financial statements in accordance with generally accepted auditing standards and issuing an opinion as to whether Tasty’s financial statements are, in all material respects, presented fairly in conformity with generally accepted accounting principles. The Committee operates according to a written charter that is available on Tasty’s website at www.tastykake.com under the “Our Company, Investor Relations, Corporate Governance” headings.

The Committee’s duties and responsibilities are outlined in its Charter and include, among other things, (i) the review of Tasty’s financial statements and the independent audit process; (ii) the review of critical accounting policies and practices used by Tasty; (iii) the effect of any proposed changes in accounting principles or practices upon Tasty; (iv) the consideration and review of Tasty’s assessment of the effectiveness of its internal accounting controls; and (v) the selection, retention and termination of Tasty’s independent registered public accounting firm. In addition, the Committee reviews with management and Tasty’s independent registered public accounting firm the financial statements to be included in Tasty’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the “Management’s Discussion and Analysis” section thereof, and those matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, as amended by SAS No. 90, Communication with Audit Committees.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the Committee reviewed and discussed management’s evaluation of Tasty’s system of internal control over financial reporting. As part of this process, the Committee examined management’s progress in testing and evaluating the system of internal control over financial reporting and was provided periodic updates from management and the independent registered public accounting firm on the status of such testing and evaluation. The Committee reviewed and discussed with management and with the independent registered public accounting firm the effectiveness of Tasty’s internal control over financial reporting as well as management’s report and the independent registered public accounting firm’s attestation on the subject.

In fulfilling its responsibilities, the Committee has reviewed and discussed with Tasty’s independent registered public accounting firm, PricewaterhouseCoopers LLP, and management, Tasty’s audited consolidated financial statements for the fiscal year ended December 30, 2006. The Committee has also discussed with the independent registered public accounting firm such matters as are required to be discussed with the Committee by SAS No. 61, as amended by SAS No. 90, Communication with Audit Committees. In addition, the Committee has received written disclosures and a letter from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent registered public accounting firm their independence.

Based upon the Committee’s review and discussion of the foregoing information and in accordance with the provisions of its Charter, the Committee recommended to the Board of Directors that the consolidated financial statements of Tasty for the fiscal year ended December 30, 2006, as audited by PricewaterhouseCoopers, be included in Tasty’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006, and filed with the Securities and Exchange Commission.

The Committee’s recommendations were made to the Board of Directors and, after due consideration, were approved as presented.

THE AUDIT COMMITTEE
RONALD J. KOZICH, CHAIR
FRED C. ALDRIDGE, JR.
JAMES C. HELLAUER
JAMES E. KSANSNAK

Fees Paid to the Independent Registered Public Accounting Firm

During the fiscal years ended December 30, 2006 and December 31, 2005, professional services were performed for Tasty by PricewaterhouseCoopers LLP, Tasty’s independent registered public accounting firm. Set forth below is information relating to the aggregate fees billed by PricewaterhouseCoopers for professional services rendered for each fiscal year. All fees and services were pre-approved in accordance with the Committee’s pre-approval policy.

Audit Fees. The aggregate fees billed, or to be billed, for the audit of Tasty’s annual financial statements, the audit of management’s assessment of Tasty’s internal control over financial reporting and PricewaterhouseCoopers’ audit of Tasty’s internal control over financial reporting, review of the financial statements included in Tasty’s Form 10-Q filings, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements were $475,000, and $550,000, for fiscal 2006 and 2005, respectively.

Audit-Related Fees. During fiscal 2006 and 2005, PricewaterhouseCoopers did not perform any services for assurance or related services on behalf of Tasty that were reasonably related to the performance of the audit or review of Tasty’s financial statements and are not reported under “Audit Fees” during fiscal 2006 and 2005.

Tax Fees. PricewaterhouseCoopers did not perform any tax services for Tasty in either fiscal 2006 or 2005.

All Other Fees. There were no fees billed by PricewaterhouseCoopers for any other services in fiscal 2006 or 2005.

Pre-Approval Policy for Services by Independent Registered Public Accounting Firm

The Audit Committee has implemented procedures for the pre-approval of all engagements of Tasty’s independent registered public accounting firm for both audit and permissible non-audit services, including the fees and terms of each engagement. The Audit Committee annually meets with the independent registered public accounting firm and reviews and pre-approves all audit-related services prior to the commencement of the audit engagement. For permissible non-audit services, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee and the Chairman reviews the nature and terms of any proposed engagement of the independent registered public accounting firm. The Chairman will discuss the matter with management and, as necessary, with the independent registered public accounting firm, prior to making any determination to approve or reject any such engagement. Any approvals of non-audit services are then reported by the Chairman at the next Audit Committee meeting for approval by the Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Tasty’s executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934 to file reports of ownership and change in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to Tasty.

Based solely on review of the copies of such reports furnished to Tasty, or written representations that no reports were required, Tasty believes that during 2006 its executive officers, directors and 10% holders complied with all filing requirements, except for an untimely Form 4 filing for James E. Nevels in connection with an open market purchase of 1,377 shares in September 2006.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Shareholder Proposals for Inclusion in the 2008 Proxy Statement

Shareholders of Tasty are entitled to submit proposals to be included in Tasty’s proxy materials for the Annual Meeting of Shareholders in 2008, provided that these matters are appropriate for shareholder action and that the shareholder complies with the requirements of Rule 14a-8 of the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Corporate Secretary of Tasty (see address below) no later than December 7, 2007.

Director Nominations and Other Shareholder Proposals for Presentation at the 2008 Annual Meeting

Tasty’s By-Laws require advanced notice of any shareholder proposal that will not be included in Tasty’s proxy materials, including any such proposal for the nomination for election of a director. Any such shareholder proposal must be a matter appropriate for shareholder action that complies with the procedural requirements of Tasty’s By-Laws and for which written notice is received by the Corporate Secretary of Tasty (see address below) no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting (unless the date of the next Annual Meeting has been changed by more than 30 days from the first anniversary date, in which case the By-Laws provide alternative dates for timeliness). Accordingly, any shareholder who wishes to have a nomination or other business considered by shareholders at the 2008 Annual Meeting must deliver written notice to the Corporate Secretary (containing the information required by the By-Laws) no earlier than the close of business on January 11, 2008, and no later than the close of business on February 10, 2008. Any proposal received outside of these dates will be considered untimely. For proposals that are timely filed, Tasty retains discretion to vote proxies it receives provided (i) Tasty includes in its proxy statement advice on the nature of the proposals and how it intends to exercise its voting discretion, and (ii) the proponent does not issue a proxy statement in accordance with the procedures under Section 14a-4(c)(2) of the Exchange Act.

The above summary sets forth the procedures by which proposals may be properly brought before and voted upon at Tasty’s Annual Meeting of Shareholders. All shareholder proposals and notices should be directed to the Corporate Secretary of Tasty at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

OTHER BUSINESS

The Board of Directors does not know of any other business to come before the meeting. However, if any additional matters are presented at the Annual Meeting, it is the intention of persons named in the accompanying Proxy to vote the Proxy in accordance with their judgment on those matters.

SHAREHOLDERS SHARING THE SAME ADDRESS

Pursuant to written requests that Tasty has received from certain shareholders sharing the same address, Tasty is sending only one copy of its annual report and proxy statement to these shareholders. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate annual report or proxy statement in the future, he or she may contact Tasty’s Corporate Secretary. If you are receiving multiple copies of the annual report and proxy statement, you can request householding by contacting Tasty’s Corporate Secretary. The Corporate Secretary may be contacted by writing to Tasty Baking Company, Attn: Corporate Secretary, 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129 or by calling (215) 221-8500 and asking for the Corporate Secretary.

ANNUAL REPORT ON FORM 10-K FILED WITH

SECURITIES AND EXCHANGE COMMISSION

A COPY OF TASTY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 2006, MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER, UPON WRITTEN REQUEST DIRECTED TO THE CORPORATE SECRETARY OF TASTY AT 2801 HUNTING PARK AVENUE, PHILADELPHIA, PENNSYLVANIA 19129.

BY ORDER OF THE BOARD OF DIRECTORS

Laurence Weilheimer
Senior Vice President, General Counsel and Corporate Secretary

DIRECTIONS TO THE UNION LEAGUE OF PHILADELPHIA

140 South Broad Street

Philadelphia, PA 19102

(215) 563-6500

General Directions to The Union League:

From the North. Follow I-95 South to Exit 22. Take “676 West Central Philadelphia” Exit. Follow 676 West to the first exit which is “Broad Street/Central Phila” Exit. This exit will bring you to 15th Street. Follow Directions for Parking and Drop Off below.

From the South. Follow I-95 North to Exit 22. Follow signs for “676 West Central Philadelphia.” Exit to the left. Follow 676 West to the first exit which is “Broad Street/Central Phila.” This exit will bring you onto 15th Street. Continue on 15th Street and follow Directions for Parking and Drop Off below.

From the East. Benjamin Franklin Bridge to “676 West/Central Phila” Exit. You will get on 676 West and take the first exit, which is “Broad Street/Central Phila” Exit. This exit will bring you to 15th Street. Follow Directions for Parking and Drop Off below.

From the West. Take the Pennsylvania Turnpike to Exit 326, which is the “Valley Forge” Exit. Take I-76 East to Exit 344 which is the “676 East/Central Phila” Exit. Take second exit which is “Broad Street/Central Phila” Exit. Stay in right lanes as you exit so you can make a right at the light, which is 15th Street. Continue on 15th Street and follow Directions for Parking and Drop Off below.

Directions for Parking and Drop Off:

Front of the Union League Building. Continue on 15th Street until you see City Hall on your left. Bear left around City Hall. Make right at first light, which is Broad Street. Take Broad Street two blocks to Sansom Street. The Union League is on your right.

The Midtown Parking Garage (1450 Sansom Street). Continue on 15th Street until you see City Hall on your left. Bear left around City Hall. Turn right at the first light, which is Broad Street. Continue on Broad Street two blocks to Sansom Street. Turn right on to Sansom Street. The Union League Parking garage is on the right. The Union League entrance is identified by a blue awning, directly across from The Union League Parking Lot.

Alternative Parking Garage (15th & Sansom Streets). Continue straight on 15th Street (do not bear left around City Hall). Cross Chestnut Street. The next light will be Sansom Street; the parking garage entrance is just before the light on the right. The Union League entrance is diagonally across the intersection. Regular parking charges will apply at this location.

To be Admitted to the Tasty Baking Company 2007 Annual Meeting of Shareholders:

1.	If you hold shares directly, please present the ticket below, with your name printed legibly on it, at the registration table on the day of the meeting.

2.	If you hold shares in street name, please present your most recent broker statement and the ticket below with your name printed legibly on it at the registration table on the day of the meeting.

ADMISSION TICKET

Tasty Baking Company

2007 Annual Meeting of Shareholders

MAY 10, 2007

11:00 A.M.

THE UNION LEAGUE OF PHILADELPHIA

140 SOUTH BROAD STREET

PHILADELPHIA, PENNSYLVANIA 19102

SHAREHOLDER NAME __________________________________________

(PLEASE PRINT LEGIBLY)

ANNUAL MEETING OF SHAREHOLDERS OF

TASTY BAKING COMPANY

May 10, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors	CLASS III NOMINEES:		2.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 29, 2007.	☐	☐	☐
☐ FOR ALL NOMINEES	O Mark G. Conish O Judith M. von Seldeneck O David J. West
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES				In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

☐ FOR ALL EXCEPT (See instructions below)				This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted “FOR” the election of all listed nominees to serve as Directors (subject to the discretion of the Proxies to cumulate the available votes in the manner considered most desirable to elect the maximum number of nominees), “FOR” proposal 2 and in accordance with the instructions of the Board of Directors on all other matters which may properly come before the meeting.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.
INSTRUCTIONS:

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Shareholders are entitled to cumulate voting in the election of Directors as described in the Section of the Proxy Statement entitled “Questions and Answers about the Annual Meeting-What is Cumulative Voting?” If you desire to cumulate your votes, please do so in the blanks following each name.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:       Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

TASTY BAKING COMPANY

This Proxy is Solicited on Behalf of the Board of Directors

Proxy for the Annual Meeting of Shareholders, May 10, 2007 at 11:00 A.M.

The undersigned hereby constitutes and appoints Charles P. Pizzi and David S. Marberger, or any one of them (with full power to act alone), as Proxies of the undersigned with full power of substitution, to vote all of the common stock of Tasty Baking Company which the undersigned has the full power to vote at the Annual Meeting of Shareholders of Tasty Baking Company to be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, and at any adjournments thereof, in the transaction of any business which may come before said meeting, with all the powers the undersigned would possess if personally present and particularly to vote each matter set forth on the reverse side, all as in accordance with the Notice of Annual Meeting and Proxy Statement furnished with this Proxy.

(Continued on the reverse side)